As filed with the Securities and Exchange Commission on December 18, 1998
                                             Registration No. 333-______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  CD RADIO INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                         4899                 52-1700207
(State or other jurisdiction of (Primary Standard Industrial  (IRS Employer incorporation or organization)  Classification Code Number) Identification No.)
                           ---------------------------

                           1180 AVENUE OF THE AMERICAS
                                   14TH FLOOR
                            NEW YORK, NEW YORK 10036
                                  212-899-5000
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                               PATRICK L. DONNELLY
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  CD RADIO INC.
                           1180 AVENUE OF THE AMERICAS
                                   14TH FLOOR
                            NEW YORK, NEW YORK 10036
                                  212-899-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ---------------------------
                                   Copies to:
                               MITCHELL S. FISHMAN
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                           ---------------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.
                           ---------------------------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           ---------------------------

                                                     CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS           AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM              AMOUNT OF
 OF SECURITIES TO BE REGISTERED      REGISTERED      OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE     REGISTRATION FEE (1)
-------------------------------- ------------------ -------------------------- ----------------------------- ----------------------
Common Stock, par value                  o                     N/A                          N/A                     $24,367
$0.001 per share (2)
-------------------------------- ------------------ -------------------------- ----------------------------- ----------------------

(1) Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the $87,651,368 book value of the 10 1/2% Series C Convertible Preferred Stock to be received by the Registrant in exchange for the Common Stock offered hereby.

(2) Includes associated Preferred Stock Purchase Rights, which initially are attached to and trade with the shares of the Common Stock being registered hereby.

                           ---------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to this exchange and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED DECEMBER 18, 1998
PROSPECTUS

                                                                       [CD Logo]

                                  CD RADIO INC.

                         OFFER TO EXCHANGE COMMON STOCK

                FOR 10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

                           ---------------------------

                      MATERIAL TERMS OF THE EXCHANGE OFFER


        o EXCHANGE RATIO. We are offering to exchange ___ shares of our registered Common Stock for each share of our Series C Preferred Stock that you hold. This exchange ratio represents a premium of approximately __% over the existing conversion ratio of 5.55556 shares of Common Stock for each share of the Series C Preferred Stock. There will be no separate payment of accrued dividends on shares of Series C Preferred Stock that you tender into the Exchange Offer (equal to approximately $10.92 per share of this stock at November 15, 1998).

        o EXPIRATION DATE. The Exchange Offer expires at 11:59 p.m., New York City time, on ________, 1999, unless we extend it.

        o TAX CONSEQUENCES. Generally, your exchange of Series C Preferred Stock for Common Stock in the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. However, you may be required to recognize income as a result of accrued but unpaid dividends or cash received instead of fractional shares.

        o WITHDRAWAL RIGHTS. You may withdraw shares any time before the Exchange Offer expires.

        o CONDITIONS. Holders of Series C Preferred Stock must tender a total of at least __% of the outstanding shares of this stock or we will not purchase any shares tendered. Certain other customary conditions also apply. We may waive any of these conditions.

        o USE OF PROCEEDS. We will not receive any cash proceeds from the Exchange Offer.

OUR COMMON STOCK IS LISTED FOR TRADING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CDRD." ON DECEMBER 18, 1998, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK WAS $33 5/8 PER SHARE.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU PARTICIPATE IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" COMMENCING ON PAGE 13.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
             SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE
             SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL
                 OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                           ---------------------------

                  THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                               MERRILL LYNCH & CO.
                           ---------------------------

                       Prospectus dated __________, 199_.

                              AVAILABLE INFORMATION

         We have filed a Registration Statement on Form S-4 regarding the Exchange Offer with the Securities and Exchange Commission (the "SEC"). This prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement. You should refer to the Registration Statement and its exhibits for further information about us, the Common Stock and the Exchange Offer. References in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contracts or documents. We have also filed an Issuer Tender Offer Statement on Schedules 13E-4 with the SEC. You may read and copy the Registration Statement, the Issuer Tender Offer Statement, the related exhibits and the other materials we file with the SEC at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC, including CD Radio. The site's address is http://www.sec.gov.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's Internet site or at the SEC's public reference rooms. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the expiration of this Exchange Offer.

         1. CD Radio's Annual Report on Form 10-K for the year ended December 31, 1997.

         2. CD Radio's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 (as amended) and September 30, 1998.

         3. CD Radio's Current Reports on Form 8-K filed on June 1, 1998, October 13, 1998, November 17, 1998 and December 10, 1998.

         4. The description of CD Radio's Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

         We have filed each of these documents with the SEC and they are available from the SEC's Internet site and public reference rooms described under "Available Information" above. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                               Patrick L. Donnelly
             Executive Vice President, General Counsel and Secretary
                                  CD Radio Inc.
                     1180 Avenue of the Americas, 14th Floor
                            New York, New York 10036
                                 (212) 899-5000

         YOU SHOULD REQUEST DOCUMENTS AT LEAST FIVE BUSINESS DAYS BEFORE EXPIRATION OF THE EXCHANGE OFFER TO ENSURE TIMELY DELIVERY. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not, and the Dealer Manager has not, authorized anyone else to provide you with different information.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that have a direct bearing on our results of operations are the financial risks of a development stage company; our need for additional financing; possible delays and the increased costs of construction and launch of necessary satellites; our reliance on unproven applications of technology; our dependence upon satellite construction and launch contractors; satellite launch risks; and uncertain market acceptance for our proposed service. These and other factors are discussed in "Risk Factors" and elsewhere in this prospectus.

         Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward- looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE YOU PARTICIPATE IN THIS EXCHANGE OFFER. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION.

                                  CD RADIO INC.

         CD Radio Inc. is building a digital quality, 100 channel radio service to be broadcast directly from satellites to vehicles. We hold one of only two FCC licenses to build, launch and operate a national satellite radio broadcast system. Our service, which will be marketed under the brand name "CD Radio," will offer 50 channels of commercial-free, digital quality music programming and 50 channels of news, sports, talk and ethnic programming. We will broadcast CD Radio throughout the continental United States, over a frequency band known as the "S-band," that will augment traditional AM and FM radio bands. We have exclusive use of a 12.5 megahertz portion of the S-band for this purpose under our FCC license. We currently expect to commence broadcasting CD Radio in the first quarter of the year 2000, at a subscription price of $9.95 per month.

         As an entertainment company, we intend to design and originate programming on each of our 50 music channels. We will operate each channel as a separate radio station with a distinct format. On certain music channels we will offer continuous music while on others we will include program hosts, depending on the type of music programming. CD Radio will offer the following range of music categories:

  Symphonic                   NAC Jazz                  Today's Country
  Chamber Music               New Age                   Country Gold
  Opera                       Soul Ballads              Traditional Country
  Top of the Charts           Classic Soul Hits         Folk Rock
  50's Hits                   R&B Oldies                Alternative Rock I
  60's Hits                   Urban Contemporary        Alternative Rock II
  70's Hits                   Rap/Hip Hop               Classic Rock I
  80's Hits                   Dance                     Classic Rock II
  90's Hits                   Tropical                  Album Rock
  Soft Rock                   Latin Contemporary        Hard Rock/Metal
  Love Songs                  Merengue                  Blues
  Singers & Songs             Boleros                   Reggae
  Beautiful Instruments       Mexicana                  World Beat
  Broadway's Best             Rock en Espanol           Gospel
  Big Band/Swing              TexMex                    Contemporary
  Classic Jazz                Cumbia                    Children's Entertainment
  Contemporary Jazz           Latin Jazz

         We will obtain programming for our additional 50 non-music channels from third parties. To date we have entered into programming agreements with content providers for 15 of these channels (including Bloomberg News Radio, C-SPAN, Sports Byline USA, Classic Radio, Hispanic Radio Network and World Radio Network). Non-music channels will contain advertising, which will provide us with additional revenue. These channels will include news and talk shows and programming directed to a diverse range of groups, including Hispanic listeners. In addition, these channels will allow subscribers throughout the country to listen to sports events occurring outside their geographic locale.

         We will house our 100 music and non-music channels at a National Broadcast Studio which will be located in Rockefeller Center in New York City. The National Broadcast Studio will contain our music library, facilities for programming origination, programming personnel and program hosts. It will also house facilities to transmit our programming to our satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of our orbiting satellites.

         In April 1998, we entered into an agreement with Lucent Technologies, Inc. ("Lucent") for the development and manufacture of a chip set that represents the essential element of S-band radios and radio cards. The radio card will enable consumers to receive CD Radio in their cars by inserting the radio card into existing cassette and CD players. We expect that the initial delivery of commercial quantities of chip sets to consumer electronics manufacturers will begin in December 1999 at the earliest.

         In May 1998, we expanded our planned broadcast capacity from 50 channels to 100 channels. We decided to expand our broadcast capacity after a market study by The Yankee Group (a market research organization) found that 100 channels of programming would increase and accelerate potential subscriber penetration. By expanding to 100 channels, we will be able to provide subscribers with a greater range of choice of content within their preferred format. We will also be able to expand our service to the Hispanic market and other underserved markets.

         When we decided to expand our system to 100 channels, we amended our agreement with Space Systems/Loral, Inc. ("Loral"). Loral has agreed to construct, launch and deliver our three satellites in-orbit and checked-out, to construct our fourth satellite for use as a ground spare and to become our launch services provider. Our three satellites are scheduled to be launched in November 1999, December 1999 and January 2000. Loral expects to perform the in-orbit check-out of our satellites within two months after each launch. See "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services."

         As part of the expansion of our system from 50 planned broadcast channels to 100 channels, we will change the orbital location of our satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow our satellites to optimize the time spent over the continental United States, which will permit us to use fully the bandwidth the FCC allocated to us.

                                  RISK FACTORS

         For a discussion of certain risks you should consider before participating in the Exchange Offer, see "Risk Factors" beginning on page 13.

                               THE EXCHANGE OFFER


The Exchange Offer .... We are offering to exchange ________ shares of our registered Common Stock for each share of Series C Preferred Stock that you hold. This exchange ratio represents a premium of approximately __% over the existing conversion ratio of 5.55556 shares of Common Stock for each share of the Series C Preferred Stock. There will be no separate payment of accrued dividends on shares of Series C Preferred Stock that you tender into the Exchange Offer (equal to approximately $10.92 per share of this stock at November 15, 1998).

                        As of the date of this prospectus, there are ______ shares of Common Stock and ______ shares of Series C Preferred Stock issued and outstanding. For a comparison of certain terms of the Series C Preferred Stock and the Common Stock, see "--Comparison of Series C Preferred Stock and Common Stock."

                        We will accept all shares of Series C Preferred Stock validly tendered and not validly withdrawn prior to the Expiration Date. We will pay you cash instead of issuing fractional shares of Common Stock.

Purposes of the
  Exchange Offer ...... The principal purposes of the Exchange Offer are to simplify our capital structure and to increase the liquidity of our outstanding Common Stock.

                        We believe that completing the Exchange Offer will also facilitate our ability to do future financings.

Expiration Date ....... The Exchange Offer will expire at 11:59 p.m., New York
                        City time, on _________, 1999, unless we extend it.

Exchange Date ......... We will accept the Series C Preferred Stock for exchange on the Expiration Date. We will issue the Common Stock promptly after this date.

Dividend Payments ..... There will be no separate payment of accrued dividends on the Series C Preferred Stock tendered into the Exchange Offer.

                        As of November 15, 1998, accrued but unpaid dividends on the Series C Preferred Stock were approximately $10.92 per share.

                        Generally, if you convert your Series C Preferred Stock into Common Stock before November 15, 2002, you will forfeit your accrued dividends. If we notify you that we intend to redeem your Series C Preferred Stock and you then convert, you would be entitled to the accrued dividends.

Conditions of the
Exchange Offer ........ Holders of Series C Preferred Stock must tender a total of at least __% of the outstanding shares of this stock. Certain other customary conditions also apply. We may waive any of these conditions.

Withdrawal Rights ..... You may withdraw shares of Series C Preferred Stock at any time before 11:59 p.m., New York City time, on the Expiration Date.

Procedures for
Tendering ............. See "The Exchange Offer--Tender Procedure."

Federal Income Tax
Consequences .......... Generally, your exchange of Series C Preferred Stock for
                        Common Stock in the Exchange Offer will not be a taxable exchange for U.S. federal income tax purposes. However, you may be required to recognize income as a result of accrued but unpaid dividends on your Series C Preferred Stock or cash received instead of fractional shares. These accrued but unpaid dividends were equal to approximately $10.92 per share of Series C Preferred Stock at November 15, 1998. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences."

Use of Proceeds ....... We will not receive any cash proceeds from the issuance of shares of Common Stock in the Exchange Offer.

No Dissenters' Rights . You do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Certificate of Designations of the Series C Preferred Stock in connection with the Exchange Offer.

Dealer Manager ........ Merrill Lynch & Co. is the Dealer Manager for the
                        Exchange Offer.

Exchange and
Information Agents .... IBJ Schroder Bank & Trust Company is the Exchange Agent
                        for the Exchange Offer. D.F. King & Co., Inc. is the Information Agent for the Exchange Offer. See "The Exchange Offer--Exchange and Information Agents."

Consequence of Failure
to Exchange ........... To the extent we accept shares of Series C Preferred
                        Stock, the number of outstanding shares of Series C Preferred Stock will decline. Consequently, any liquidity in the market for Series C Preferred Stock could be adversely affected.

             COMPARISON OF SERIES C PREFERRED STOCK AND COMMON STOCK

         The following is a summary comparison of certain of the principal terms of the Series C Preferred Stock and the Common Stock. In the Exchange Offer, we are offering each holder of Series C Preferred Stock the opportunity to receive _____ shares of Common Stock for each share of Series C Preferred Stock. Under the terms of the Series C Preferred Stock, if you converted your Series C Preferred Stock today, you would only receive 5.55556 shares of Common Stock and you would forfeit any accrued and unpaid dividends.

                               Series C Preferred Stock                                   Common Stock
                               ------------------------                                   ------------
Market...............  None.                                                    Nasdaq National Market under
                                                                                the symbol "CDRD."
Liquidation
 Preference..........  The Liquidation Preference of each share of              If we are liquidated, dissolved
                       Series C Preferred Stock is $100.                        or wound up, each holder of
                                                                                Common Stock will be entitled
                                                                                to a proportion of our remaining
                                                                                assets after we pay our liabilities
                                                                                and satisfy the rights of any
                                                                                outstanding Preferred Stock.

Voting
 Rights..............  No right to vote for election of directors               Right to vote on any matter
                       generally.  Rights to elect up to two directors          requiring stockholder
                       under certain circumstances.  These                      approval.
                       circumstances include our failure to do any of
                       the following with respect to the Series C
                       Preferred Stock:

                       o        pay dividends on the stock for six
                                quarters after November 15, 2002;

                       o        redeem the stock on November 15,
                                2012; or

                       o        offer to purchase the stock if we
                                experience a "Change in Control."

                       Rights to vote before we take certain corporate actions which affect the Series C Preferred Stock, including:

                       o        changing our charter or by-laws in a
                                way which adversely affects the rights
                                of the stock;

                               Series C Preferred Stock                                   Common Stock
                               ------------------------                                   ------------
                       o        authorizing equity securities with
                                superior or equal rights to payments of
                                dividends or distributions of assets; and

                       o merging with a company having securities with superior or equal rights to payments of dividends or distributions of assets.

Dividends ...........  o    RATE

                            The annual dividend rate on each share of           We will pay dividends when
                            the Series C Preferred Stock is equal to            and as declared by our Board
                            10.5% of the sum of $100 and any accrued            of Directors.  The Board of
                            and unpaid dividends from November 17,              Directors currently does not
                            1997.  Dividends on your shares are                 intend to pay any dividends on
                            cumulative and accrue quarterly.                    the Common Stock.

                       o    REGULAR PAYMENT DATES

                            When and as declared by our Board of                Not applicable.
                            Directors, we will pay dividends on a
                            quarterly basis starting on November 15,
                            2002 and then on February 15, May 15,
                            August 15 and November 15 of each
                            following year.

                       o    ADDITIONAL PAYMENT DATES

                            In addition, we will pay accrued dividends          Not applicable.
                            on shares of Series C Preferred Stock
                            when:

                            o    we redeem the shares;

                            o    we purchase the shares under an Offer
                                 to Purchase; or

                            o    the shares are converted into Common
                                 Stock after November 15, 2002.

                       o    NO ACCRUAL UPON EARLY CONVERSION

                            We will not pay accrued dividends on any Not applicable. shares of Series C Preferred Stock that you convert into Common Stock before November 15, 2002, unless we send you a notice of redemption and you convert on or before the redemption date.

                               Series C Preferred Stock                                   Common Stock
                               ------------------------                                   ------------
                       o    PAYMENT IN KIND OPTION

                            We may pay dividends in cash, shares of             Not applicable.
                            Common Stock or any combination of the
                            two.  If we pay dividends in Common
                            Stock, we will determine the number of
                            shares to pay you based on the average
                            closing price of the Common Stock as
                            reported in THE WALL STREET JOURNAL for the
                            20 consecutive trading days before the
                            payment date.

                       o    RECORD DATE

                            We will pay dividends to the holders of             Not applicable.
                            record on a record date 10 to 40 days
                            before the payment date.
Redemption
  Price..............  $100 plus any accrued and unpaid dividends.              Not applicable.

Mandatory
  Redemption.........  On November 15, 2012, we must redeem all                 Not applicable.
                       outstanding shares of Series C Preferred Stock
                       at the Redemption Price.  There is no
                       mandatory sinking fund.
Optional
  Redemption.........  We are entitled to redeem shares of Series C             Not applicable.
                       Preferred Stock at our option as follows:

                       o    BEFORE NOVEMBER 15, 1999

                            Not at all.

                       o    NOVEMBER 15, 1999 TO NOVEMBER 14, 2002

                            At $100 per share, plus any accrued and unpaid dividends, if the average closing price of the Common Stock is at least $31.50 per share (subject to adjustments). We will calculate this average using the closing prices of the Common Stock as reported in THE WALL STREET JOURNAL for the 20 consecutive trading days before we mail you the redemption notice.

                               Series C Preferred Stock                                   Common Stock
                               ------------------------                                   ------------
                       o    NOVEMBER 15, 2002 TO NOVEMBER 14, 2005

                            Initially for $105.25 per share and declining each year to $102.63 per share from November 15, 2003 and to $101.81 per share from November 15, 2004, plus, in each case, any accrued and unpaid dividends.

                       o    ON AND AFTER NOVEMBER 15, 2005

                            $100 per share plus any accrued and unpaid
                            dividends.
Change in
 Control ............  If there is a "Change in Control" we must                Not applicable.
                       make an offer to purchase all outstanding
                       shares of Series C Preferred Stock at a purchase
                       price in cash equal to $101, plus any accrued and
                       unpaid dividends. See "Description of Capital
                       Stock--10 1/2% Series C Convertible Preferred
                       Stock--Change in Control."

Conversion ..........  You may convert your shares of Series C                  Not applicable.
                       Preferred Stock at any time into 5.55556
                       shares of Common Stock.  We must adjust this
                       number if certain corporate events affecting the
                       Common Stock occur.  You will not be entitled
                       to receive accrued dividends on shares of Series C
                       Preferred Stock that you convert before November 15,
                       2002, unless we send you a redemption notice and you
                       convert on or before the redemption date. We will pay
                       accrued dividends on any shares of Series C Preferred
                       Stock you convert on or after November 15, 2002.

                            -------------------------

         We incorporated in the state of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc. and formed a wholly owned subsidiary, Satellite CD Radio, Inc. Our subsidiary holds our FCC license. Our executive offices are located at 1180 Avenue of the Americas, New York, New York 10036, our telephone number is (212) 899- 5000 and the address of our web site is www.cdradio.com.

                    SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

         The summary consolidated financial data for CD Radio set forth below as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, are derived from CD Radio's respective audited consolidated financial statements. The financial information as of and for the nine months ended September 30, 1997 and 1998, is derived from the respective unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for the full year. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto incorporated herein by reference and the information contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                       For the Nine Months Ended
                                               For the Year Ended December 31,                               September 30,
                                 ------------------------------------------------------------         --------------------------
                                     1993        1994        1995        1996        1997                 1997          1998
                                    ------      ------      ------      ------      ------               ------        ------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Operating revenues.........  $       --  $       --  $       --  $       --  $       --           $       --    $       --

    Net loss...................  $   (6,568) $   (4,065) $   (2,107) $   (2,831) $   (4,737)          $   (1,489)   $  (39,259)

    Net loss per share of Common
      Stock....................  $    (0.79) $    (0.48) $    (0.23) $    (0.29) $    (5.08)(1)       $    (4.97)(1)$    (3.51)

    Weighted average common
      shares outstanding (basic
      and diluted).............       8,284       8,398       9,224       9,642      11,626               10,761        16,859

    Preferred stock dividend...  $       --  $       --  $       --  $       --  $   (2,338)          $       --    $  (13,563)

    Preferred stock deemed
      dividend ................  $       --  $       --  $       --  $       --  $  (51,975)          $  (51,975)   $       --

    Accretion of dividends in
      connection with the
      issuance of warrants on
      preferred stock..........  $       --  $       --  $       --  $       --  $       --           $       --    $   (6,434)


                                                      As of December 31,                                 As of September 30,
                                 ------------------------------------------------------------         --------------------------
                                     1993        1994        1995        1996        1997                 1997          1998
                                    ------      ------      ------      ------      ------               ------        ------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
    Cash and cash equivalents..  $      777  $    3,400  $    1,800  $    4,584  $  170,381           $   29,386    $   72,375
    Working capital (deficit)..        (250)      2,908       1,741       4,442     170,894               29,871        13,424
    Total assets...............       1,663       3,971       2,334       5,065     323,807              148,430       389,694
    Deficit accumulated during
      the development stage....      (9,533)    (13,598)    (15,705)    (18,536)    (23,273)             (72,000)      (62,532)
    Stockholders' equity.......         505       3,431       1,991       4,898      79,430               32,265        47,396
    Book value per share.......        0.07        0.37        0.21        0.48        4.95                 2.57          2.66

--------------------

(1) Includes a deemed dividend on CD Radio's 5% Preferred Stock of $52 million, or $4.83 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE YOU TENDER SHARES INTO THE EXCHANGE OFFER. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

DEVELOPMENT STAGE COMPANY FINANCIAL RISKS

         FINANCIAL RESULTS THROUGH SEPTEMBER 30, 1998

         We are a development stage company. The service we propose to offer, CD Radio, is in an early stage of development. Since our inception, we have concentrated on raising capital, obtaining required licenses, developing technology, strategic planning and market research. Our financial results from our inception on May 17, 1990 through September 30, 1998, are as follows:

         o        no revenues;

         o net losses of approximately $63 million (including net losses of approximately $5 million during the year ended December 31, 1997 and $39 million during the nine months ended September 30, 1998); and

         o net losses applicable to common stock of approximately $137 million, which includes a deemed dividend on our former 5% Delayed Convertible Preferred Stock (the "5% Preferred Stock") of $52 million. See Note (1) to "Selected Historical Financial Information" below for a discussion of this deemed dividend. (In November 1997, we exchanged 1,846,799 shares of our Series C Preferred Stock for all of the issued and outstanding shares of 5% Preferred Stock) .

         EXPECTATION OF CONTINUING LOSSES AND NEGATIVE CASH FLOW

         We do not expect to generate any revenues from operations before the second quarter of 2000 or to generate positive cash flow from operations until late 2000 at the earliest. Our ability to generate revenues, generate positive cash flow and achieve profitability will depend upon a number of factors, including:

         o        the timely receipt of all necessary regulatory authorizations;

         o the successful and timely construction and deployment of our satellite system;

         o the development and manufacture by one or more consumer electronics manufacturers of plug and play adapter cards ("radio cards"), radios capable of receiving S-band as well as AM and FM signals ("S-band radios") and their associated miniature satellite dish antennas;

         o the timely establishment of our national broadcast studio (the "National Broadcast Studio") in Rockefeller Center in New York City; and

         o        the successful marketing and consumer acceptance of CD Radio.

         We cannot assure you that we will accomplish any of the above, that CD Radio will ever commence operations, that we will attain any particular level of revenues, that we will generate positive cash flow or that we will achieve profitability. See "--Need for Additional Financing" for further discussion of the risks we face in achieving successful operations.

         NEAR-TERM FUNDING REQUIREMENTS

         We require near-term funding to continue building our CD Radio system. We intend to fund some of our near-term requirement through the sale of Junior Preferred Stock (described below). To complete the sale of the Junior Preferred Stock, we must satisfy certain customary conditions. We cannot assure you that we will be able to satisfy these conditions and, if we cannot, we will need to obtain near-term funding from other sources.

         We believe we can fund our planned operations and the construction of our satellite system through the fourth quarter of 1999 from the following sources:

         o        working capital at September 30, 1998;

         o our recent sale of 5,000,000 shares of Common Stock to Prime 66 Partners, L.P. ("Prime 66") for $100 million; and

         o our proposed sale of a new class of Junior Preferred Stock to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners, L.P. (collectively, the "Apollo Investors") for $135 million (or up to $200 million if we exercise our option, as described below).

         On November 13, 1998, we agreed to sell 1,350,000 shares of our 9.2% Series A Junior Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series A Junior Preferred Stock"), to the Apollo Investors for $135 million. In addition, the Apollo Investors granted us an option to sell them 650,000 shares of our 9.2% Series B Junior Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series B Junior Preferred Stock"), for $65 million. Together these two series of preferred stock constitute the "Junior Preferred Stock." We may exercise this option at any time during the ten months after we complete the sale of Series A Junior Preferred Stock so long as we exercise before September 30, 1999.

NEED FOR ADDITIONAL FINANCING

         FINANCING REQUIREMENTS

         We currently do not have sufficient financing commitments to fund all of our capital needs.

         We estimate that we will need the following amounts for the following purposes:

         o   to develop and commence commercial operation of
             CD Radio by the second quarter of 2000                 $964 million

         o   to fund operations through the first full year of
             operations ending with the second quarter of 2001       140 million
                                                                  --------------
                 Total through the first year of operations       $1,104 million

         We have or expect that we may have use of the following funds to develop and operate CD Radio:

         o  net funds raised through November 30, 1998 (including
            $115 million of debt which we must refinance or repay
            by September 30, 1999)                                  $592 million

         o  funds from the proposed sale of Series A Junior
            Preferred Stock to the Apollo Investors, net of fees and
            expenses                                                 129 million

         o  funds from the possible sale of Series B Junior Preferred
            Stock to the Apollo Investors, if we exercise our option,
            net of fees and expenses                                  63 million

         o  funds which Bank of America National Trust and
            Savings Association ("Bank of America") may (but is
            not required to) arrange for us                          106 million
                                                                  --------------
                 Total funds we may access                          $890 million

         After we give effect to the funds we have and the funds we expect to raise, we estimate that we will need an additional $74 million to develop and commence commercial operation of CD Radio by the second quarter of 2000. Accordingly, we estimate that we will need total additional funds of $214 million to fund operations through the first full year of operations. We will require additional funds in the event of delays, cost overruns, launch failure or other adverse developments.

         We expect to finance the remainder of our funding requirements through the issuance of debt or equity securities or a combination of debt and equity securities. We cannot assure you that we will obtain additional financing on favorable terms or that we will do so on a timely basis.

         FINANCING CHALLENGES AND CONSTRAINTS

         We face many challenges and constraints in financing our development and operations, including those listed below.

         LIMITS ON INDEBTEDNESS

         The indenture (the "Senior Notes Indenture") governing our outstanding 15% Senior Secured Discount Notes due 2007 (the "Senior Secured Notes") issued in November 1997 limits our ability to incur additional indebtedness. In addition, we expect any future indebtedness will contain similar limits on our ability to incur additional indebtedness.

         CONDITIONS TO SYNDICATED BANK BORROWINGS

         We entered into a credit agreement with Bank of America in July 1998. Under this agreement, Bank of America agreed to provide us a term loan facility of up to $115 million maturing September 30, 1999. Additionally, Bank of America has agreed to attempt to arrange a syndicate of lenders to provide us with a second term loan facility of $225 million. We intend to use a portion of the proceeds from this second term loan facility to repay the existing term loan facility and for other general corporate purposes. The second term loan facility would provide us with approximately $106 million of net additional funds after repayment of the existing term loan facility and the payment of fees and expenses. To borrow under the second term loan facility, we must first satisfy certain conditions, negotiate, execute and deliver definitive loan documents and obtain consents from holders of certain of our outstanding indebtedness.

         SUBSTANTIAL NEAR-TERM REQUIREMENTS

         Over the near-term, we require substantial funds to construct and launch the satellites that will be part of our broadcast system. We committed to pay a total of approximately $718 million under our contract with Loral for the construction, launch and in-orbit delivery of three satellites and construction of our spare fourth satellite. Of this total, we must pay $438 million for the construction of satellites and $280 million for launch services. As of September 30, 1998, we have paid $201 million of the amount due to Loral. We started paying for the construction of the satellites in April 1997 and we must make further installments through December 2003.

         If we fail to secure the financing required to pay Loral on a timely basis, we risk the following results:

         o delays in launching our satellites and starting broadcasting operations;

         o increases in the cost of building or launching our satellites or other activities necessary to put CD Radio into operation;

         o  a default on our commitments to Loral, our creditors or others;

         o  our inability to commence CD Radio service; and

         o the forced discontinuance of our operations or the sale of our business.

POSSIBLE DELAYS AND ADVERSE EFFECT OF DELAY ON FINANCING REQUIREMENTS

         We expect to begin offering CD Radio service in the first quarter of 2000. Several factors will influence our ability to meet this objective, including the launch of the three satellites required for CD Radio service. To launch and start operating all three satellites by the first quarter of 2000, Loral must deliver completed satellites prior to the launch dates and provide or obtain launch services on a timely basis. We cannot assure you that Loral will deliver the satellites or provide such launch services on a timely basis, if at all. A significant delay in the development, construction, launch or commencement of operation of our satellites would adversely affect our results of operations in a material way. Other delays in the development or the commencement of commercial operations of CD Radio may also materially adversely affect our results of operations. Several factors could delay us, including the following:

         o obtaining additional authorizations from the Federal Communications Commission (the "FCC");

         o  coordinating use of S-band radio frequency spectrum with Mexico;

         o delays in or modifications to the design, development, construction or testing of our satellites, the National Broadcast Studio or other aspects of the CD Radio system;

         o  changes of technical specifications;

         o delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas;

         o  failure of our vendors to perform as anticipated; and

         o  a delayed or unsuccessful satellite launch or deployment.

During any period of delay, we would continue to need significant amounts of cash to fund capital expenditures, administrative and overhead costs, contractual obligations and debt service. Accordingly, any delay could materially increase the aggregate amount of funds we need to commence operations. Additional financing may not be available on favorable terms or at all during periods of delay. Delays also could place us at a competitive disadvantage relative to any competitor that begins operations before us. For a more detailed discussion of these matters, see "--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas," "--Continuing Regulation by the FCC," "The Company--The CD Radio Delivery System" and "The Company--Government Regulation."

RELIANCE ON UNPROVEN APPLICATIONS OF TECHNOLOGY

         UNPROVEN SYSTEM AND POTENTIAL PROBLEMS

         CD Radio is designed to be broadcast from three satellites orbiting the Earth. Two of the three satellites will transmit the same signal at any given time to radio cards or S-band radios that will receive signals through miniature satellite dish antennas. This design applies existing technology in new and unproven ways. Accordingly, we cannot assure you that the CD Radio system will work as planned. In addition, radio cards, S-band radios and miniature satellite dish antennas are not currently available.

         Certain obstructions will adversely affect CD Radio reception. High concentrations of tall buildings and other obstructions, such as those found in large urban areas, and tunnels will block the signals from both transmitting satellites. We plan to install terrestrial repeating transmitters to rebroadcast CD Radio in certain urban areas to mitigate this problem. However, certain areas with impediments to satellite line-of-sight may still experience "dead zones." We cannot assure you that the CD Radio system will operate as planned with the technology we have developed. For a more detailed discussion of these matters, see "--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas," "The Company--The CD Radio Delivery System" and "The Company--Technology and Patents."

         TESTING LIMITED TO TERRESTRIAL SIMULATION WITH PROTOTYPES

         In support of our application for our FCC license, we conducted a demonstration of our proposed radio service from November 1993 through November 1994. For the demonstration, we transmitted S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission characteristics of our planned system. We constructed a terrestrial simulation of our planned system because there currently are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. As part of the demonstration, the prototype radio received 30 channels of compact disc quality stereo music while the car was driven throughout the range. We cannot assure you that the CD Radio system will function as intended until we test it with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production. See "The Company--Demonstration of the CD Radio System."

DEPENDENCE UPON LORAL

         Our business will depend upon successfully constructing and launching the satellites to transmit CD Radio. We will rely upon Loral to construct and to deliver these satellites into orbit on a timely basis. If Loral fails to deliver functioning satellites in a timely manner, our business could be materially adversely affected. Although our agreement with Loral requires Loral to pay us penalties for late delivery, based on the length of the delay, these remedies may not adequately mitigate the damage any launch delays cause to our business. Additionally, if Loral fails to deliver the designated launch services due to causes beyond its control, Loral will not be liable for the delay or the damages caused by the delay. While the satellites are under construction, Loral is at risk should anything happen to the satellites. In addition, Loral is responsible for making sure the satellites meet certain performance specifications at the time of launch (in the case of the first three satellites) or at the time of delivery to our ground storage location (in the case of the fourth satellite). However, we, and not Loral, will be at risk for anything that happens to the satellites at the time of launch and thereafter (in the case of the first three satellites) or at any time after delivery to our ground storage area (in the case of the fourth satellite). This means that if any satellite is destroyed during or after launch or if the fourth satellite is damaged or destroyed while in storage, Loral will not be responsible to us for the cost of replacing it. See "--Possible Delays and Adverse Effect of Delay on Financing Requirements" and "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services" for a more detailed discussion of these matters.

         We will depend on Loral, our satellite launch service provider, to obtain access to available slots on launch vehicles and to contract with third-party launch service providers for the launch of our satellites. If Loral fails to make arrangements for timely launch of the satellites, our business could be materially adversely affected. A launch service provider may postpone one or more of our launches for a variety of reasons, including:

         o  technical problems;

         o a launch of a scientific satellite whose mission may be degraded by delay;

         o  the need to conduct a replacement launch for another customer; or

         o  a launch of another customer's satellite whose launch was postponed.

Generally, Loral is not liable to us for a satellite or launch failure. However, if the first Proton launch vehicle used to launch our satellites fails, Loral will provide us with a free replacement launch. See "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services."

         We will also depend on Loral to ensure that the software to test the satellites prior to launch, to run the satellites and to track and control the satellites will be capable of handling the potential problems that may arise on January 1, 2000. These potential problems are known as "The Year 2000 Issue." The Year 2000 Issue is the result of computer programs being written using two digits (rather than four) to define the year 2000, which could result in miscalculations or system failures resulting from recognition of a date using "00" as the year 1900 rather than the year 2000. While currently the above mentioned systems are not fully prepared to handle The Year 2000 Issue, Loral is aware of this and has assured us that all Loral systems will be year 2000 compliant before the critical date of January 1, 2000.

SATELLITE LAUNCH RISKS

         We cannot assure you that the launches of our satellites will be successful. Satellite launches are subject to significant risks, including launch failure, damage or destruction of the satellite during launch and failure to achieve a proper orbit. Launch failure rates vary depending on the particular launch vehicle and contractor. Under our agreement with Loral, our first two satellites will be launched on a Proton launch vehicle and the third satellite will be launched on either a third Proton launch vehicle, an Atlas IIIA launch vehicle or an Atlas IIIB launch vehicle. Recently, these launch vehicles have performed as follows, although past experience is not necessarily indicative of future performance:

         o the Proton family of launch vehicles, built by Russian entities, has a 92% launch success rate based on its last 50 launches; and

         o the Atlas family of launch vehicles, built by Lockheed Martin Corporation, has a 94% launch success rate based on its last 50 launches.

See "--Limited Life of Satellites; In-orbit Failure."

         As part of our risk management program, we contracted with Loral for the construction of a fourth satellite that we will use as a ground spare. We also plan to obtain insurance covering a replacement launch to the extent required to cover risks Loral does not assume. See "--Insurance Risks." If we need to launch the replacement satellite, the start of our commercial operations would be delayed for a period of up to six months, which could materially adversely affect the demand for our services, our revenues and our results of operations. See "The Company--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services."

UNCERTAIN MARKET ACCEPTANCE

         Currently no one offers a commercial satellite radio service such as CD Radio in the United States. As a result, we cannot reliably estimate the potential demand for such a service or the degree to which our proposed service will meet that demand. We cannot assure you that there will be sufficient demand for CD Radio to enable us to achieve significant revenues or cash flow or profitable operations. CD Radio will achieve or fail to gain market acceptance depending upon factors beyond our control, including:

         o the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts;

         o the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas;

         o the marketing and pricing strategies of our company and of competitors;

         o  the development of alternative technologies or services; and

         o  general economic conditions.

See "The Company--The CD Radio Service," "--Marketing Strategy," "--The CD Radio Delivery System" and "--Competition."

LIMITED LIFE OF SATELLITES; IN-ORBIT FAILURE

         The useful lives of our satellites will vary and will depend on a number of factors, including:

         o  quality of construction;

         o  amount of fuel on board;

         o  durability of component parts;

         o  expected gradual environmental degradation of solar panels;

         o random failure of satellite components which could result in damage to or loss of a satellite; and

         o in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

If one of our satellites fails on launch or in orbit and if we are required to launch our spare satellite, our operational timetable will be delayed for up to six months. If two or more of our satellites fail on launch or in orbit, we will need to contract to build additional satellites which could delay the commencement or continuation of our operations for up to three years. We expect that our satellites will last approximately 15 years, and that after this period their performance in delivering CD Radio will deteriorate. We cannot assure you, however, of the useful life of any particular satellite. Our operating results would be adversely affected if the useful life of our initial satellites is significantly shorter than 15 years.

INSURANCE RISKS

         RISKS TO INSURE

         Our agreement with Loral does not protect us against the risks inherent in satellite launches or in-orbit operations. These risks include launch vehicle failure, failure of the satellite to deploy correctly and failure of the satellite to operate as planned. Accordingly, we must obtain insurance to protect adequately against such risks.

         Under our agreement with Loral, Loral must provide us with a replacement launch if the first Proton launch vehicle used to launch one of our satellites fails. In that event, we would attempt to launch the spare satellite that we are having constructed. We intend to purchase insurance for launch failure of the other launch vehicles. We also intend to insure against other risks, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second or third satellite if we replace the first or second satellite with the spare satellite.

         The insurance premiums we pay may increase substantially upon any adverse change in insurance market conditions. We cannot assure you that we will be able to purchase launch insurance or that we will be able to purchase it at a cost or on terms acceptable to us.

         UNINSURED RISKS

         Our insurance may not cover all of our losses, and may not fully reimburse us for the following:

         o expenditures for a satellite which fails, totally or in part, upon launch;

         o expenditures for a satellite which fails to perform to specifications after launch;

         o damages from business interruption, loss of business and similar losses arising from satellite failures or launch delays; and

         o  losses subject to deductibles, exclusions and conditions.

See "The Company--The CD Radio Delivery System--The Satellites--Risk Management and Insurance."

RISK ASSOCIATED WITH CHANGING TECHNOLOGY

         We operate in an industry characterized by rapid technological advances and innovations. One or more of the technologies which we use or develop could become obsolete. In addition, we will depend on technologies being developed by third parties to implement key aspects of our proposed system. We may be unable to obtain more advanced technologies on a timely basis or on reasonable terms. In addition, our competitors may obtain more advanced technologies and we may not have access to such technologies. We may encounter unforeseen problems in the development of our satellite radio broadcasting system. Such problems could adversely affect the performance, cost or timely implementation of our system, which could materially adversely affect our results of operations.

UNAVAILABILITY OF RADIO CARDS, S-BAND RADIOS OR MINIATURE SATELLITE DISH
ANTENNAS

         To receive the CD Radio service, a subscriber to CD Radio must purchase a radio card or S-band radio as well as the associated miniature satellite dish antenna. We have entered into a contract with Lucent to develop and manufacture the microelectronic circuits that represent the essential element of the radio cards, S-band radios and miniature satellite dish antennas. We cannot assure you that Lucent will succeed in this development effort.

         No one currently manufactures radio cards, S-band radios and miniature satellite dish antennas. We do not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas ourselves. We have discussed the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States with several manufacturers. These discussions may not result in a binding commitment on the part of any manufacturer to develop, produce, market and sell radio cards, S-band radios and miniature satellite dish antennas in a timely manner and at a price that would permit the widespread introduction of CD Radio in accordance with our business plan. In addition, any manufacturers of radio cards, S-band radios and miniature satellite dish antennas may not produce them in sufficient quantities to meet anticipated consumer demand. Our business would be materially adversely affected if we cannot arrange for the timely development of these products for commercial sale at an affordable price and with sufficient retail distribution.

         The FCC granted us a license to build, launch and operate a national satellite radio broadcast system and granted a similar license to a competitor, XM Satellite Radio Inc. ("XM"). Our FCC license requires that we incorporate into our system receivers that are compatible with our competitor's system, but XM proposes to use a different transmission technology from ours. Although we have made progress towards developing a receiver which is interoperable with the system XM is constructing, we cannot predict whether we will be able to satisfy this interoperability requirement because of the various technological challenges involved. See "The Company--The CD Radio Delivery System," "--Marketing Strategy," and "--Technology and Patents." Complying with the interoperability requirement also could make the radio cards, S-band radio and the associated miniature satellite disk antenna more difficult and costly to design and manufacture. Accordingly, this interoperability requirement could delay the commercial introduction of these products or require that they be sold at higher prices. We may also be required to comply with this interoperability requirement for any person licensed by the FCC to provide a satellite-based digital audio radio service in the future. See "Competition" below.

COMPETITION

         We face the following competitive challenges:

         o  a new and untested market for our proposed service;

         o  competition with established conventional radio stations, which:

            o  do not charge subscription fees;

            o do not require users to purchase radio cards or S-band radios and associated miniature satellite dish antennas;

            o often offer local information programming such as local news and traffic reports; and

            o in the case of some FM stations, may begin to broadcast digital, compact disc quality signals before we start operations;

         o  direct competition with XM; and

         o  the possibility of additional satellite broadcast radio competition:

            o if the FCC grants additional licenses for satellite-delivered radio services;

            o if holders of licenses for other portions of the electromagnetic spectrum (currently licensed for other uses) obtain changes to their licenses; or

            o if holders of licenses without FCC restrictions for other portions of the spectrum devise a method of broadcasting satellite radio.

         Certain of the winners in the FCC's April 1997 wireless communication service license auction have formed an additional potential competitor called WCS Radio, Inc. ("WCS"). In November 1998, WCS submitted an application to the FCC to provide a satellite-based digital audio radio service. WCS said in its application that it wants to launch two satellites into geostationary equatorial orbits beginning in the fourth quarter of 2001 and to broadcast "up to 100 channels of high quality music and talk radio and innovative data services throughout the contiguous United States" beginning in the third quarter of 2002. We cannot predict whether the FCC will grant this application or whether WCS will be able to launch a competing service. WCS expects that its satellites will be built by a subsidiary of TRW, Inc.

         Although any potential competitor would face cost and competition barriers, the number of competitors in the satellite radio industry may increase. One or more competitors may design a satellite radio broadcast system that is superior to our system. The competitive factors listed above could materially adversely affect our results of operations. See "The
Company--Competition."

NEED TO OBTAIN RIGHTS TO PROGRAMMING

         To offer music programming, we must negotiate and enter into royalty arrangements with performing rights societies, such as The American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and SESAC, Inc. ("SESAC"). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. If a copyright user cannot reach agreement with ASCAP or BMI, the user can resort to the special judicial rate setting procedures available under the antitrust consent decrees that govern these organizations. SESAC, however, is not subject to a consent decree or the special judicial rate setting mechanism. Broadcasters currently pay a combined total of 4% of their revenues to the music performing rights societies. We may, however, be required to pay a higher rate.

         Similarly, we must negotiate arrangements with the owners of the copyrights in sound recordings under the Digital Performance Right in Sound Recordings Act of 1995 (the "Digital Recordings Act"). Representatives of the sound recording copyright owners and users are arbitrating certain royalty arrangements under the Digital Recordings Act. The U.S. Copyright Office recently reviewed the results of the arbitration and set the royalty rate at 6.5% of certain types of the copyright user's gross revenues. The copyright owners, which had sought a royalty of 41.5% of gross revenues, have indicated that they will appeal the decision.

         We believe that we will be able to negotiate royalty arrangements with the music performing rights organizations and the owners of sound recording copyrights, although we have not yet done so. We cannot assure you as to the terms of any royalty arrangements ultimately negotiated or established by arbitration or judicial rate setting.

NEED TO MANAGE RAPID GROWTH

         We have not started broadcasting CD Radio. We expect to experience significant and rapid growth in the scope and complexity of our business as we proceed with the development of our satellite radio system. As of December 17, 1998, we employed 40 people. We do not employ sufficient staff to program our broadcast service, manage operations, control the operation of our satellites, or handle sales and marketing efforts. Although we have recently hired experienced executives in several of these areas, we must hire additional employees before we begin commercial operations of our planned service. This growth, including the creation of a management infrastructure and staffing, is likely to place a substantial strain on our management and operational resources. Our results of operations could be materially adversely affected if we fail to do any of the following:

         o   develop and implement effective systems;

         o hire and train sufficient personnel to perform all of the functions necessary to effectively provide our service;

         o   manage our subscriber base and business; or

         o   manage our growth effectively.

CONTINUING REGULATION BY THE FCC

         CHALLENGES TO OUR FCC LICENSE

         On October 10, 1997, the FCC's International Bureau granted us an FCC license after we submitted a winning bid in an FCC auction. One of the low-bidders in the FCC auction applied to have the full FCC review the grant of our FCC license. The application requests that the FCC adopt restrictions on foreign ownership and overrule the granting of our FCC license on the basis of our ownership. If the FCC denies this application, the complaining party may appeal to the U.S. Court of Appeals. Although we believe the FCC will uphold the grant of our FCC license, we cannot predict the ultimate outcome of any proceedings relating to this application or any other proceedings that interested parties may file. See "The Company--Government Regulation."

         NEED FOR MODIFICATIONS TO OUR FCC LICENSES

         In May 1998, we decided to increase the number of satellites in our system from two to three and to change the orbit of those satellites. To implement these changes, the FCC must first approve changes to our FCC license. On December 11, 1998, we filed an application with the FCC for these changes. Although we believe that the FCC will approve our application for this necessary change, we cannot assure you that this will occur. Interested parties will have an opportunity to object to this modification of our FCC license. We cannot predict the nature or extent of any such objections or the time it will take the FCC to act on our application or any such objections.

         NEED FOR LICENSE RENEWALS

         The term of our FCC license with respect to each satellite is eight years. The term for a satellite starts on the date it is declared operational after it is inserted into orbit. When the term of our FCC license for each satellite expires, we must apply for a renewal of the relevant license. We cannot assure you that we will obtain such renewals. If the FCC does not renew our FCC license, we would be forced to cease broadcasting CD Radio.

         ASSIGNMENT OF OUR FCC LICENSE

         The FCC must approve any future assignments or transfers of control of our FCC license under the transfer of control rule restrictions in the Communications Act of 1934, as amended (the "Communications Act"). We cannot assure you that the FCC would approve any transfer or assignment of our FCC license.

         LICENSING AND INSTALLING TERRESTRIAL REPEATING TRANSMITTERS

         The CD Radio system is designed to permit motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites. Certain obstructions will adversely affect CD Radio reception. High concentrations of tall buildings and other obstructions, such as those found in large urban areas, and tunnels will block the signals from both transmitting satellites. Therefore, we plan to install terrestrial repeating transmitters to rebroadcast CD Radio in certain urban areas to mitigate this problem. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. The FCC initiated a rulemaking on the subject in March 1997 and received several comments urging the FCC to consider placing restrictions on our ability to deploy our terrestrial repeating transmitters. We cannot predict the outcome of this process. See "--Reliance on Unproven Applications of Technology."

         To install and operate our terrestrial repeating transmitters, we will also need to obtain the rights to use towers or the roofs of certain structures. We cannot assure you that we can obtain these tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio. Our inability to install terrestrial repeaters in areas where we think we need them could adversely affect the quality of reception of CD Radio service.

         RISK OF INTERFERENCE

         A new type of lighting device may generate radio energy in the part of the spectrum we intend to use. The FCC proposes to revise its regulations to prohibit such devices from causing harmful interference to an authorized radio service such as CD Radio. If the FCC fails to adopt adequate technical standards specifically applicable to such devices and if the use of such devices becomes commonplace, we could experience difficulties enforcing our rights. We believe that the FCC must strengthen the currently proposed regulations to assure protection of our portion of the spectrum. If the FCC fails to adopt adequate standards, the new devices could materially adversely affect reception of our broadcasts. We believe that the FCC will set adequate standards to prevent harmful interference, although we cannot assure you that it will do so.

         FREQUENCY COORDINATION WITH MEXICO

         In order to use our assigned spectrum, we must complete a process of frequency coordination with Mexico. This is required under the rules adopted by the FCC on March 3, 1997 for the national satellite radio broadcast service. We cannot assure you that we will be able to coordinate use of this spectrum with Mexico or do so in a timely manner. If the FCC were to authorize an additional satellite digital audio service in spectrum adjacent to ours, for example, as proposed by WCS, coordination with Mexico could become more difficult. The United States and Canadian governments were required to complete a similar process and have done so.

         CHANGING REGULATIONS

         To provide CD Radio we must retain our FCC license and obtain or retain other requisite approvals. Our ability to do so could be affected by changes in laws, FCC regulations, international agreements governing communications policy generally or international agreements relating specifically to CD Radio. In addition, the manner in which CD Radio would be offered or regulated could be affected by any such changes. See "The Company--Government Regulation."

         FOREIGN OWNERSHIP RESTRICTIONS

         The Communications Act restricts ownership in certain broadcasters by foreigners. The order granting our FCC license determined that, as a private carrier, those restrictions do not apply to us. The Executive Branch of the U.S. government has expressed interest in changing this policy, and may try to impose foreign ownership restrictions on our shares. The order granting our FCC license stated that our foreign ownership status under the Communications Act could be raised in a future proceeding. The pending appeal of the grant of our FCC license may bring the question of foreign ownership restrictions before the full FCC. If these foreign ownership restrictions were applied to us, depending on the percentage of our foreign ownership at the time, we could cease to be in compliance with the Communications Act.

         PUBLIC SERVICE REGULATIONS

         The FCC has indicated that it may impose public service obligations on satellite radio broadcasters in the future. For example, the FCC could require broadcasters to set aside channels for educational programming. We cannot predict whether the FCC will impose public service obligations or the impact that any such obligations would have on our results of operations.

DEPENDENCE ON KEY PERSONNEL

         We depend significantly on the services of David Margolese, our Chairman and Chief Executive Officer, who is responsible for strategic planning. If we lost the services of Mr. Margolese, our business and prospects could be materially adversely affected. See "The Company--Government Regulation."

APPLICATION OF EXPORT CONTROL REGULATIONS

         U.S. export control regulations govern the shipment of our satellites to territory outside the United States. We may need export licensing authorizations from the U.S. government, because certain of Loral's satellite launch service providers intend to launch our satellites from a launch facility outside the United States. We cannot assure you that we can obtain the required export licenses. The United States may change its export control laws and regulations. In addition, the fact that a particular foreign launch service provider has obtained prior export approvals does not guarantee that the provider will obtain export approvals in the future. If we fail to obtain the necessary export licenses we would need to arrange for alternative launch sites, which could cause delays, increase costs or increase the risks of a launch failure.

         In addition, we may require export licenses if we arrange to have other portions of the CD Radio system manufactured or assembled offshore. We cannot assume that we can obtain these export licenses.

RISK OF SIGNAL THEFT

         Consumers may steal the CD Radio signal. Although we plan to use encryption technology to mitigate signal piracy, we do not believe that any such technology is infallible. Accordingly, we cannot assure you that we can eliminate theft of the CD Radio signal. Widespread signal theft could reduce the number of motorists willing to pay us subscription fees and materially adversely affect our results of operations.

UNCERTAIN PATENT PROTECTION

         Our U.S. patents cover various features of satellite radio technology. We cannot guarantee that our patents will cover all aspects of our system. If our patents fail to cover all aspects of our system, others may duplicate our system without liability to us. In addition, competitors may challenge, invalidate or circumvent our patents. We may be forced to enforce our patents or determine the scope and validity of other parties' proprietary rights through litigation. In this event, we may incur substantial costs and we cannot assure you of success in any such litigation. In addition, others may block us from operating our system if our system infringes their patents, their pending patent applications which mature into patents or their inventions developed earlier which mature into patents. Should we desire to license our technology, we cannot assure you that we can do so. Assuming we pay all necessary fees on time, the earliest expiration date on any of our patents is April 10, 2012. See "The Company--Technology and Patents."

RISK OF INABILITY TO SATISFY A CHANGE IN CONTROL OFFER

         The Senior Notes Indenture and the certificates of designations for the Series C Preferred Stock and the Junior Preferred Stock contain provisions governing changes to our control. If someone triggers a Change of Control as defined in those instruments, we must offer to purchase the Senior Secured Notes, the Series C Preferred Stock and the Junior Preferred Stock. If we have to make such an offer, we cannot be sure that we will have enough funds to pay for all the securities that holders could tender. The Senior Notes Indenture requires us to purchase all Senior Secured Notes tendered into a Change of Control offer before we purchase any shares of the Series C Preferred Stock and the Junior Preferred Stock. If we fail to pay for the Senior Secured Notes in a Change of Control offer, we will be in default under the Senior Notes Indenture and the holders of the Senior Secured Notes and their trustee may demand that we prepay all amounts outstanding under the Senior Secured Notes. If we fail to pay for the Series C Preferred Stock in a Change of Control offer, the holders of a majority of the Series C Preferred Stock will be able to elect directors constituting at least 25% of our Board of Directors, up to a maximum of two directors. If we fail to pay for the Junior Preferred Stock in a Change of Control offer because of our obligations to other holders of our debt securities or preferred stock, we must use our best efforts to satisfy these obligations or to obtain permission to repurchase the Junior Preferred Stock.

CONTROL BY EXISTING STOCKHOLDERS

         As of November 17, 1998, our executive officers and directors beneficially owned or could vote approximately 23% of the outstanding Common Stock. In addition, as of that date, our executive officers and directors together with Prime 66 and the Apollo Investors beneficially owned or could vote approximately 51% of the outstanding Common Stock (assuming conversion of the Junior Preferred Stock). As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of our control.

DILUTION UPON CONVERSION OF PREFERRED STOCK

         Our current common equity holders may be diluted by the following actions:

         o if you convert your Series C Preferred Stock into Common Stock through participation in the Exchange Offer or otherwise;

         o if the Apollo Investors convert their Junior Preferred Stock into Common Stock, which may be done at any time; or

         o if we issue additional equity securities, which we may do at any time unless prior approval of the stockholders is required under Delaware law or the rules of the Nasdaq National Market.

ADVERSE EFFECT ON EXISTING MARKET FOR SERIES C PREFERRED STOCK

         To the extent we acquire Series C Preferred Stock in the Exchange Offer, the trading market for the Series C Preferred Stock will be more limited. Generally, a security with fewer outstanding shares available for trading (a smaller "float") will command a lower price than a comparable security with a greater float. Therefore, to the extent we purchase shares of Series C Preferred Stock in the Exchange Offer, we may adversely affect the market price of these shares. The reduced float may also increase the price volatility of the Series C Preferred Stock.

LOSS OF PREFERENTIAL RIGHTS IN SERIES C PREFERRED STOCK

         If we acquire your shares of Series C Preferred Stock in the Exchange Offer, you will lose all the preferential rights of the Series C Preferred Stock. These preferential rights include:

         o the right to receive dividends at an annual rate equal to 10.5% of the sum of $100 and any accrued and unpaid dividends from November 17, 1997, under certain circumstances;

         o the right to receive a redemption price under certain circumstances;

         o the right to sell your Series C Preferred Stock back to us if we are the subject of a Change of Control;

         o the right to receive the liquidation preference if we are liquidated;

         o   certain voting rights; and

         o the right to elect additional directors under certain circumstances.

See "Comparison of Series C Preferred Stock and Common Stock."

                                 USE OF PROCEEDS

         There will be no cash proceeds to CD Radio Inc. (the "Company") from the Exchange Offer.

                           PRICE RANGE OF COMMON STOCK

         The Common Stock has been traded on the Nasdaq National Market since October 24, 1997 and before that date was traded on the Nasdaq Small Cap Market, in each case under the symbol "CDRD." The following table sets forth the high and low sales prices for the Common Stock, as reported by the Nasdaq National Market, for the periods indicated below since October 24, 1997, and the high and low bid prices for the Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq") for the periods indicated below prior to such date. Such latter prices reflect interdealer quotations without retail markups, markdowns, fees or commissions and do not necessarily reflect actual transactions.

                                                           High          Low
                                                           ----          ---
1996:
     First Quarter.....................................  $ 9 1/8      $ 2 15/16
     Second Quarter....................................   13 3/4        7 1/8
     Third Quarter.....................................    9 5/8        6 3/4
     Fourth Quarter....................................    8 1/2        3 7/16
1997:
     First Quarter.....................................    8            3 9/16
     Second Quarter....................................   20 1/4       10 3/4
     Third Quarter.....................................   20           14
     Fourth Quarter....................................   24 7/8       16 1/2
1998:
     First Quarter.....................................   24 1/4       11 1/2
     Second Quarter....................................   44           21 3/4
     Third Quarter.....................................   38 7/16      14 3/4
     Fourth Quarter (through December 18, 1998)........   39           14 1/4

         On December 18, 1998 the last reported sale price of the Common Stock on the Nasdaq National Market was $33 5/8 per share. On December 18, 1998, there were approximately 215 holders of record of the Common Stock.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The Senior Notes Indenture and our bank credit agreement contain provisions that limit our ability to pay dividends on both the Series C Preferred Stock and the Common Stock. The certificates of designation for the Junior Preferred Stock contain provisions that also limit our ability to pay dividends on the Common Stock.

                                 CAPITALIZATION

         The following table sets forth the cash and capitalization of the Company as of September 30, 1998 (i) on an historical basis; (ii) on a pro forma basis, giving effect to the sale in November 1998 of Common Stock to Prime 66 for net proceeds of $98 million and the proposed sale in December 1998 of Series A Junior Preferred Stock to the Apollo Investors for net proceeds of approximately $129 million; and (iii) as adjusted for the Exchange Offer (assuming 100% acceptance by holders of Series C Preferred Stock) after deducting the fees of the Dealer Manager (defined below) and other estimated expenses.

                                                                                  As of September 30, 1998
                                                                        --------------------------------------------
                                                                                                           Pro
                                                                                                         Forma As
                                                                                                         Adjusted
                                                                                                         for the
                                                                           Actual            Pro         Exchange
                                                                                            Forma          Offer
                                                                        ------------    ------------   ------------
                                                                              (in thousands, except share data)
Cash and cash equivalents.............................................  $     72,375    $    299,650   $    o
                                                                        ============    ============   ============

Senior Secured Notes..................................................  $    144,336    $    144,336   $    144,336
Deferred Satellite Payments, long-term................................        20,570          20,570         20,570
10 1/2% Series C Convertible Preferred Stock, no par value, 1,538,561
   shares issued and outstanding, actual and pro forma................        91,838          91,838             --
9.2% Series A Junior Cumulative Convertible Preferred Stock,
   $0.001 par value; 1,350,000 shares issued and outstanding
   pro forma and as adjusted..........................................            --               1              1
Common Stock, $0.001 par value; 17,794,127 shares issued
   and outstanding, actual; 22,794,127 shares issued and
   outstanding, pro forma; and [        ] shares issued and
   outstanding, as adjusted (1).......................................            18              23        o
Additional paid-in capital............................................       109,910         337,179        o
Deficit accumulated during the development stage......................       (62,532)        (62,532)       o
                                                                        ------------    ------------   ------------
       Total capitalization...........................................  $    304,140    $    531,415   $    o
                                                                        ============    ============   ============

---------
(1) All capitalization information excludes: (i) options outstanding as of September 30, 1998 to purchase 2,269,025 shares of Common Stock and (ii) warrants issuable as of September 30, 1998 to purchase 2,984,322 shares of Common Stock.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The selected consolidated financial data for the Company set forth below as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, are derived from the Company's respective audited consolidated financial statements. The financial information as of and for the nine months ended September 30, 1997 and 1998 is derived from the respective unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results for the full year. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto incorporated herein by reference and the information contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                           For the Nine Months Ended
                                                   For the Year Ended December 31,                               September 30,
                                     ------------------------------------------------------------         --------------------------
                                         1993        1994        1995        1996        1997                 1997          1998
                                        ------      ------      ------      ------      ------               ------        ------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Operating revenues...............$       --  $       --  $       --  $       --  $       --           $       --    $       --
    Net loss.........................$   (6,568) $   (4,065) $   (2,107) $   (2,831) $   (4,737)          $   (1,489)   $  (39,259)
    Net loss per share of Common
      Stock..........................$    (0.79) $    (0.48) $    (0.23) $    (0.29) $    (5.08)(1)       $    (4.97)(1)$    (3.51)
    Weighted average common shares
      outstanding (basic and diluted).    8,284       8,398       9,224       9,642      11,626               10,761        16,859
    Preferred stock dividend ........$       --  $       --  $       --  $       --  $   (2,338)          $       --    $  (13,563)
    Preferred stock deemed dividend..$       --  $       --  $       --  $       --  $  (51,975)          $  (51,975)   $       --
    Accretion of dividends in
      connection with the issuance
      of warrants on preferred stock.$       --  $       --  $       --  $       --  $       --           $       --    $   (6,434)



                                                      As of December 31,                                 As of September 30,
                                 ------------------------------------------------------------         --------------------------
                                     1993        1994        1995        1996        1997                 1997          1998
                                    ------      ------      ------      ------      ------               ------        ------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
    Cash and cash equivalents........$      777  $    3,400  $    1,800  $    4,584  $  170,381           $   29,386    $   72,375
    Working capital (deficit)........      (250)      2,908       1,741       4,442     170,894               29,871        13,424
    Total assets.....................     1,663       3,971       2,334       5,065     323,807              148,430       389,694
    Deficit accumulated during the
      development stage..............    (9,533)    (13,598)    (15,705)    (18,536)    (23,273)             (72,000)      (62,532)
    Stockholders' equity.............       505       3,431       1,991       4,898      79,430               32,265        47,396
    Book value per share.............      0.07        0.37        0.21        0.48        4.95                 2.57          2.66

--------------------

(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $52 million, or $4.83 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following should be read together with the Company's consolidated financial statements and the related notes incorporated by references in this Prospectus. Certain statements in this section are "forward-looking statements." The information under "Special Note Regarding Forward-Looking Statements" on the inside front cover of this Prospectus should be read for special information about our forward-looking information.

OVERVIEW

         The Company was organized in May 1990 and is in its development stage. The Company's principal activities to date have included technology development, obtaining regulatory approval for the CD Radio service, commencement of construction of four satellites, acquisition of content for its programming, strategic planning, market research, recruitment of its senior management team and securing financing for working capital and capital expenditures. The Company does not expect to generate any revenues from operations until 2000 at the earliest, and expects that positive cash flow from operations will not be generated until late 2000 at the earliest. In addition, the Company will require additional capital to complete development and commence commercial operations of CD Radio. There can be no assurance that CD Radio will ever commence operations, attain any particular level of revenues, generate positive cash flow or achieve profitability.

         Upon commencing commercial operations, the Company expects its primary source of revenues to be monthly subscription fees. The Company currently anticipates that its subscription fee will be $9.95 per month to receive CD Radio broadcasts, with a one-time, modest activation fee per subscriber. In addition, the Company expects to derive additional revenues from directly selling or bartering a portion of the advertising time on the Company's sports, news and talk channels. To receive CD Radio, subscribers will need to purchase a radio card for existing radios or a new generation of radios capable of receiving S-band as well as AM and FM signals and a new miniature satellite dish antenna. The Company does not intend to manufacture these products and thus will not receive any revenues from their sale. Although the Company holds patents covering certain technology to be used in the radio cards, S-band radios and miniature satellite dish antennas, the Company expects to license its technology to manufacturers at no charge.

         The Company expects that the operating expenses associated with commercial operations will consist primarily of marketing, sales, programming, maintenance of the satellite and broadcasting system and general and administrative costs. Costs to acquire programming are expected to include payments to build and maintain an extensive music library and royalty payments for broadcasting music (calculated based on a percentage of revenues). Marketing, sales, general and administrative costs are expected to consist primarily of advertising costs, salaries and/or commissions of employees, rent and other administrative expenses. The Company expects that the number of its employees will increase to approximately 150 by the time it commences commercial operations.

         In addition to funding initial operating losses, the Company will require funds for working capital, interest and financing costs on borrowings and capital expenditures. The Company's level of outstanding indebtedness has increased significantly as a result of the public offering of Senior Secured Notes in 1997 and will increase further as a result of the incurrence of additional debt in the future. However, a substantial portion of this indebtedness will not require cash payments of interest and principal until after the planned commencement of operations.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1997

         The Company recorded net losses of $39.3 million and $1.5 million for the nine months ended September 30, 1998 and 1997, respectively. The Company's total operating expenses were $34.0 million and $4.4 million for the nine months ended September 30, 1998 and 1997, respectively. Excluding the special charges recorded in the 1998 second quarter totaling $25.7 million, the Company recorded net losses of $13.6 million and operating costs of $8.3 million.

         Legal, consulting and regulatory fees increased to $2.9 million in the nine months ended September 30, 1998 from $2.6 million in the nine months ended September 30, 1997. The increase in the level of expenditures was the result of greater consulting expenses due to the accelerated execution of the Company's business plan. Consulting fees were generated primarily in connection with the technical aspects of the Company's business plan, such as satellite construction, chip set design and terrestrial repeater network build-out. The major components of legal, consulting and regulatory fees in the 1998 period were legal (41%), consulting (57%) and regulatory (2%), while in the 1997 period the major components were legal (57%), consulting (39%) and regulatory (4%).

         Research and development costs were $22,000 and $43,000 for the nine months ended September 30, 1998 and 1997, respectively. These relatively low levels of research and development costs are the result of the Company completing the majority of such activities in 1994.

         Other general and administrative expenses increased for the nine months ended September 30, 1998 to $5.4 million from $1.7 million for the nine months ended September 30, 1997. General and administrative activities have grown as the Company continues to expand its management team and the workforce necessary to develop and commence the broadcast of CD Radio. The major components of other general and administrative costs in the 1998 period were salaries and employment related costs (57%) and rent and occupancy costs (18%), while in the 1997 period the major components were salaries and employment related costs (61%) and rent and occupancy costs (17%). The remaining portion of other general and administrative costs (25% in the 1998 quarter and 22% in the 1997 quarter) consists of other costs such as insurance, market research, travel, depreciation and supplies, with no amount exceeding 10% of the total.

         Interest income increased to $5.8 million for the nine months ended September 30, 1998, from $2.9 million in the nine months ended September 30, 1997 and was the result of a higher average investment balance during the 1998 period. The increase in the investment balance was due to the completion of the offering of the Senior Secured Notes (together with attached warrants) in November 1997 and the sale to Loral of $25 million of Common Stock in August 1997.

         Interest expense, net of capitalized interest, increased to $11.0 million for the nine months ended September 30, 1998, from $5,000 in the 1997 period. This increase was primarily due to interest expense accruing on the Senior Secured Notes. No cash interest on the Senior Secured Notes will be paid until June 2003.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

         The Company recorded net losses of $4.7 million ($.41 per share) and $2.8 million ($.29 per share) for the years ended December 31, 1997 and 1996, respectively. The Company's total operating expenses were $6.9 million and $2.9 million for the years ended December 31, 1997 and 1996, respectively.

         Legal, consulting and regulatory fees increased for the year ended December 31, 1997 to $3.2 million from $1.6 million for the year ended December 31, 1996. These levels of expenditures are the result of increased activity since winning the FCC license in April 1997, and in connection with the Company's public offerings of Common Stock and units consisting of Senior Secured Notes and warrants to purchase additional Senior Secured Notes and the Company's offer to exchange Series C Preferred Stock for 5% Preferred Stock.

         Research and development costs were $57,000 and $117,000 for the years ended December 31, 1997 and 1996, respectively. The Company completed the majority of such activities in 1994.

         Other general and administrative expenses increased for the year ended December 31, 1997 to $3.6 million from $1.2 million for the year ended December 31, 1996. General and administrative expenses are expected to continue to increase as the Company continues to develop its business. The Company also incurred a non-cash charge of $448,125 for the year ended December 31, 1997, attributable to the recognition of compensation expense in connection with stock options issued to an officer of the Company.

         The increase in interest income to $4 million for the year ended December 31, 1997, from $113,000 in the year ended December 31, 1996, was the result of a higher average cash balance during 1997. The cash and cash equivalents on hand were primarily obtained from several debt and equity offerings in 1997.

         Interest expense increased for the year ended December 31, 1997 to $1.9 million from $13,000 for the year ended December 31, 1996. The increase is the result of the issuance of the units consisting of Senior Secured Notes and warrants to purchase additional Senior Secured Notes in November 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

         The Company recorded net losses of $2.8 million ($.29 per share) and $2.1 million ($.23 per share) for the years ended December 31, 1996 and 1995, respectively. The Company's total operating expenses were $2.9 million in 1996 compared to $2.2 million in 1995.

         Legal, consulting and regulatory fees increased in 1996 to $1.6 million from $1.0 million in 1995, as the result of increased efforts to obtain the FCC license.

         Research and development costs were $117,000 in 1996, compared with $122,000 in 1995. Nonrecurring costs associated with the design and development of the CD Radio demonstration system were substantially completed in 1993. Costs incurred in subsequent years relate to the operations of the demonstration system, including leasing satellite time, taking transmission measurements, and testing multipath fading.

         Other general and administrative expenses increased in 1996 to $1.2 million from $1.1 million in 1995. The increase is due to the Company requiring general administrative support for the effort to obtain its FCC license.

         Interest income decreased to $113,000 in 1996 from $143,000 in 1995 as a result of the Company having a higher average cash balance in 1995. Proceeds relating to the exercise of stock warrants were not received until late 1996 and, therefore, did not generate a significant amount of interest income. Interest expense decreased from $20,000 in 1995 to $13,000 in 1996 as a result of the Company repaying a promissory note due to an officer of the Company in 1996.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1998, the Company had working capital of approximately $13.4 million compared with $170.9 million at December 31, 1997. The working capital balance at September 30, 1998 includes short-term indebtedness totaling $68.4 million, which is due in September 1999. Excluding the short-term indebtedness due September 1999, the Company has $81.8 million of available working capital. The decrease in working capital from December 31, 1997 was primarily the result of payments for satellite and launch construction and operating expenses exceeding interest income during the period. Working capital increased on November 2, 1998 when the Company issued 5,000,000 shares of Common Stock to Prime 66 for gross cash proceeds of $100 million.

FUNDING REQUIREMENTS

         The Company is a development stage company and as such will continue to require substantial amounts of continued outside financing to acquire and develop its assets and commence commercial operations. The Company estimates that it will require approximately $964 million to develop and commence commercial operation of CD Radio by the second quarter of 2000. Of this amount, the Company has raised approximately $592 million through November 4, 1998 (which excludes the amounts which may be received from the Apollo Investors), has received a commitment from the Apollo Investors to invest $200 million for shares of Junior Preferred Stock (as described below) and has entered into an agreement with Bank of America to attempt to arrange an additional $106 million for the Company, leaving anticipated additional cash needs of approximately $74 million to fund its operations through the first quarter of 2000. The Company anticipates additional cash requirements of approximately $140 million to fund its operations through the first full year of commercial operations. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof.

         In April 1997, the Company was the winning bidder in an FCC auction for one of two FCC licenses with a winning bid of $83.3 million, of which $16.7 million was paid as a deposit. The Company paid the balance due the FCC in October 1997 and was awarded the FCC license on October 10, 1997. In May 1998, the Company decided to increase the number of satellites in its system from two to three and modify its orbital locations from geostationary to inclined, geosynchronous, elliptical, requiring modification of its FCC license. On December __, 1998, the Company filed an application with the FCC for this modification. Although the Company believes that the FCC will approve the Company's application for this change, there can be no assurance that this will occur.

         To build and launch the satellites necessary for the operation of CD Radio, on July 28, 1998, the Company entered into an amended and restated contract with Loral. The Loral Satellite Contract provides for Loral to construct, launch and deliver three satellites in-orbit and checked-out, to construct for the Company a fourth satellite for use as a ground spare and to become the Company's launch services provider. The Company is obligated to make aggregate payments of approximately $718 million under the Loral Satellite Contract. As of September 30, 1998, $201 million of this obligation has been satisfied through $115 million of cash payments from the Company, $58 million drawn from the existing Bank of America term loan facility and $28 million of deferred payment financing from Loral. Under the Loral Satellite Contract, with the exception of a payment made to Loral in March 1993, payments are made in installments that commenced in April 1997 and end in October 2000. Approximately half of these payments are contingent upon Loral meeting specified milestones in the manufacture of the satellites.

         In the event of a satellite or launch failure, the Company will be required to pay Loral the full-deferred amount for the affected satellite no later than 120 days after the date of the failure. If the Company should elect to put one of the first three satellites into ground storage, rather than having it shipped to the launch site, the full-deferred amount for the affected satellite will become due within 60 days of such election.

         The Company also will require funds for working capital, interest on borrowings, acquisition of programming, financing costs and operating expenses until some time after the commencement of commercial operations of CD Radio. The Company's interest expense will increase significantly as a result of its financing plan; however, the Senior Secured Notes, which represent a substantial portion of the Company's planned indebtedness, will not require cash payments of interest until June 2003. The Company believes that its working capital at September 30, 1998, plus the equity investment from Prime 66 that closed on November 2, 1998 and the amounts which are expected to be received from the Apollo Investors in December 1998, will be sufficient to fund planned operations and construction of its satellite system through the fourth quarter of 1999.

SOURCES OF FUNDING

         To date the Company has funded its capital needs through the issuance of debt and equity. As of September 30, 1998, the Company had received a total of $222 million in equity capital. A significant portion of the Company's equity capital was received in 1997 as a result of the Company's issuance of 5,400,000 shares of Series C Preferred Stock and 4,955,488 shares of Common Stock resulting in net proceeds of $121 million and $71 million, respectively. A total of 1,905,488 shares of Common Stock were sold to Loral Space in August 1997 and 3,050,000 shares of Common Stock were sold to the public in November 1997. In November 1997, the Company exchanged (the "1997 Exchange Offer") 1,846,799 shares of Series C Preferred Stock for all of the previously outstanding shares of 5% Preferred Stock. The Company received no proceeds from the 1997 Exchange Offer. On November 3, 1998, the Company sold an additional 5,000,000 shares of Common Stock to Prime 66 for an aggregate purchase price of $100 million.

         In November 1997, the Company received net proceeds of $116 million from the issuance of 12,910 units, each unit consisting of $20,000 aggregate principal amount at maturity of Senior Secured Notes and a warrant to purchase additional Senior Secured Notes with an aggregate principal amount at maturity of $3,000. All such warrants were exercised in 1997. The aggregate principal amount at maturity of the Senior Secured Notes is $296 million. The Senior Secured Notes mature on November 15, 2007 with the first cash interest payment due in June 2003. The Senior Notes Indenture contains certain limitations on the Company's ability to incur additional indebtedness. The Senior Secured Notes are secured by a pledge of the stock of Satellite CD Radio, Inc., the subsidiary of the Company that holds the Company's FCC license.

         Loral has agreed to defer a total of $50 million of the payments under the Loral Satellite Contract. These deferred amounts bear interest at 10% per annum and all interest on these deferred amounts will accrue until December 2001, at which time interest will be payable quarterly in cash. The principal amounts of the deferred payments under the Loral Satellite Contract are required to be repaid in six installments between June 2002 and December 2003. As collateral security for these deferred payments, the Company has agreed to grant Loral a security interest in its terrestrial repeater network.

         On July 28, 1998, the Company entered into a credit agreement with a group of financial institutions (the "Lenders"), including Bank of America as agent and a lender, pursuant to which the Lenders agreed to provide the Company a term loan facility (the "Tranche A Facility") in an aggregate principal amount of up to $115 million (the term loans thereunder, the "Tranche A Loans"). The proceeds of the Tranche A Loans will be used by the Company to fund a portion of the progress payments required under the Loral Satellite Contract for the purchase of launch services and to pay interest, fees and other expenses related to the Tranche A Facility. The Tranche A Loans are due on September 30, 1999. As of September 30, 1998, the Company had borrowed $60 million under the Tranche A Facility, substantially all of which was used to make progress payments under the Loral Satellite Contract.

         In connection with the Tranche A Facility, Loral agreed with Bank of America that at maturity of the Tranche A Loans (including maturity as a result of an acceleration), upon the occurrence of a bankruptcy of the Company or upon the occurrence of an event of default by Loral under its agreement with Bank of America, Loral will repurchase from the Lenders the Tranche A Loans at a price equal to the principal amount of the Tranche A Loans plus accrued and unpaid interest. In exchange for providing such credit support, Loral receives a fee from the Company equal to 1.25% per annum of the outstanding amount of the Tranche A Loans from time to time.

         The Company has also entered into an agreement with Bank of America pursuant to which Bank of America has agreed to attempt to arrange a syndicate of lenders to provide a second term loan facility (the "Tranche B Facility") for the Company in the aggregate principal amount of $225 million (the term loans thereunder, the "Tranche B Loans"). It is anticipated that a portion of the proceeds of the Tranche B Loans will be used on or prior to September 30, 1999 to repay amounts outstanding under the Tranche A Facility and for other general corporate purposes. Bank of America has not committed to provide the Tranche B Loans, the closing of the Tranche B Facility is expected to be subject to the satisfaction of certain significant conditions and there are no assurances that such Tranche B Loans will be arranged or as to the terms of any such Tranche B Loans.

         On November 2, 1998, the Company issued 5,000,000 shares of Common Stock to Prime 66 for gross cash proceeds of $100 million.

         On November 13, 1998, the Company entered into a stock purchase agreement with the Apollo Investors (the "Stock Purchase Agreement") pursuant to which the Company agreed to sell a total of 1,350,000 shares of its Series A Junior Preferred Stock to the Apollo Investors, for an aggregate purchase price of $135 million, and the Apollo Investors agreed to grant the Company an option to sell the Apollo Investors an additional 650,000 shares of its Series B Junior Preferred Stock for an aggregate purchase price of $65 million. The Company expects to issue the Series A Junior Preferred Stock before the end of 1998. The Company may exercise its option to require the Apollo Investors to purchase the Series B Junior Preferred Stock at any time prior to the earlier of September 30, 1999 and ten months from the closing of the initial issuance and sale of the Series A Junior Preferred Stock.

         The holders of the Junior Preferred Stock may convert such shares into shares of the Company's Common Stock at a price of $30 per share of Common Stock. The Company is entitled at its option to redeem the Junior Preferred Stock beginning November 15, 2001 if the current market price of the Common Stock, as defined in the certificate of designation of the Junior Preferred Stock, exceeds $60 per share for a period of 20 consecutive trading days. In all events the Junior Preferred Stock will be callable at the option of the Company beginning November 15, 2003 at a price of 100% and must be redeemed by the Company on November 15, 2011. Dividends on the Junior Preferred Stock are payable at a rate of 9.2% per annum and are payable in kind or cash annually, at the option of the Company. The Junior Preferred Stock will have the right to vote, on an as-converted basis, on matters in which the holders of the Common Stock of the Company have the right to vote.

         The issuance and sale of the Junior Preferred Stock is subject to approval of the stockholders of the Company and other customary conditions. See "Description of Capital Stock--Junior Preferred Stock."

         The Company expects it will require an additional $74 million in financing through the first quarter of 2000. However, there can be no assurance that the Company's actual cash requirements will not exceed such amount. Potential sources of additional financing include the sale of debt or equity securities in the public or private markets. There can be no assurance that the Company will be able to obtain additional financing on favorable terms, or at all, or that it will be able to do so in a timely fashion. The Senior Notes Indenture and the Tranche A Facility contain, and documents governing any indebtedness incurred in the future are expected to contain, provisions limiting the ability of the Company to incur additional indebtedness. The issuance by the Company of additional equity securities could cause dilution of the interest in the Company of the Company's current stockholders. If additional financing were not available on a timely basis, the Company would be required to delay satellite and/or launch vehicle construction in order to conserve cash to fund continued operations, which would cause delays in the commencement of operations and increase costs.

         The amount and timing of the Company's actual cash requirements will depend upon numerous factors, including costs associated with the construction and deployment of its satellite system and the rate of growth of its business after commencing service, costs of financing and the possibility of unanticipated costs. Additional funds would be required in the event of delay, cost overruns, unanticipated expenses, launch failure, launch services or satellite system change orders, or any shortfalls in estimated levels of operating cash flow.

OTHER MATTERS--THE YEAR 2000 ISSUE

         "The Year 2000 Issue" concerns the inability of certain information and technology ("IT") based and certain non-IT based operating systems to properly recognize and process date-sensitive information beyond December 31, 1999. The result of The Year 2000 Issue could be the failure of such systems or miscalculations that cause disruptions to various activities and operations.

         The Company has devised and commenced implementing a compliance program to ensure it is not subject to problems as a result of The Year 2000 Issue. The Company anticipates that it will spend less than $100,000 to implement the compliance program, including making IT and non-IT system and equipment modifications and replacing certain equipment, which program it expects will be complete by mid-1999. The expected costs of the Year 2000 compliance program and the date on which the Company expects to complete the implementation of the plan are based on management's best estimates and involve certain assumptions, and actual results could differ materially from the estimates set forth in this paragraph. In addition, there can be no assurance that the Company's compliance program will be successful.

         The Company has not fully determined the extent to which it may be impacted by The Year 2000 Issue affecting third parties' IT and non-IT systems and equipment, including the IT and non-IT systems and equipment of the Company's suppliers, vendors and service providers. While the Company has commenced discussions with certain third parties with whom the Company has relationships and arrangements material to the Company's business, to gain reassurance that their IT and non-IT systems will not fail or cause disruptions to the Company's business as the result of The Year 2000 Issue, The Year 2000 Issue may affect third parties with whom the Company deals or on whom the Company relies. The Company is dependent upon Loral to ensure that the software to test the satellites prior to launch, to run the satellites and to track and control the satellites will be capable of handling The Year 2000 Issue. While currently the above mentioned systems are not fully prepared to handle The Year 2000 Issue, Loral is aware of this and has assured the Company that all Loral systems will be year 2000 compliant before the critical date of January 1, 2000. The failure of any third party's IT or non-IT systems as the result of The Year 2000 Issue could cause a material adverse effect on the Company.

                               THE EXCHANGE OFFER

GENERAL

         Participation in the Exchange Offer is voluntary and holders of shares of Series C Preferred Stock should carefully consider whether to accept. Neither the Board of Directors of the Company nor the Company makes any recommendation to holders of shares of Series C Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer. Holders of shares of Series C Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

         The Exchange Offer is open to all holders of shares of Series C Preferred Stock.

PURPOSE OF THE EXCHANGE OFFER

         The principal purposes of the Exchange Offer are to simplify the Company's capital structure and increase the liquidity of the Company's outstanding Common Stock. The Company believes that completing the Exchange Offer will also facilitate its ability to do future financings.

         Upon consummation of the Exchange Offer, all shares of Series C Preferred Stock tendered, accepted and not withdrawn prior to the Expiration Date (defined below) will be retired.

TERMS OF THE EXCHANGE

         The Company hereby offers to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), ___________ shares of its Common Stock for each of the outstanding shares of its Series C Preferred Stock. This exchange ratio represents a premium of approximately __% over the existing conversion ratio of 5.55556 shares of Common Stock for each share of the Series C Preferred Stock. There will be no separate payment of dividends on shares of Series C Preferred Stock tendered into the Exchange Offer (equal to approximately $10.92 per share of Series C Preferred Stock at November 15,
1998). Under the terms of the Series C Preferred Stock, holders of Series C Preferred Stock who convert shares of such stock prior to November 15, 2002, are only entitled to receive 5.55556 shares of Common Stock and forfeit any accrued and unpaid dividends on such stock, unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares.

         The Company will pay cash to exchanging holders of Series C Preferred Stock in lieu of issuing fractional shares of Common Stock. The terms of the Common Stock differ in material respects from the terms of the Series C Preferred Stock for which it may be exchanged pursuant to this Exchange Offer. See "Description of Capital Stock--Common Stock" and "--10 1/2% Series C Convertible Preferred Stock." The Series C Preferred Stock was originally issued in November 1997. As of November 30, 1998, there were 1,472,016 shares of Series C Preferred Stock outstanding.

         Tendering holders of the shares of Series C Preferred Stock will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the shares of Series C Preferred Stock pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; AMENDMENTS

         The Exchange Offer will expire at 11:59 p.m., New York City time, on , 1999 (the "Expiration Date"), unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all shares of Series C Preferred Stock previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the right of a tendering holder to withdraw its shares of Series C Preferred Stock. See "--Withdrawal Rights."

         The Company also expressly reserves the right, subject to applicable law, (i) to delay acceptance for exchange of any shares of Series C Preferred Stock or terminate the Exchange Offer and not accept for exchange any shares of Series C Preferred Stock and promptly return all such shares to the tendering holders thereof in the event that any of the conditions specified in "--Conditions of the Exchange Offer" below are not satisfied or waived by the Company or to comply with applicable law, by giving oral or written notice of such delay or termination to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all shares of Series C Preferred Stock previously tendered pursuant thereto, (iii) to amend the Exchange Offer in any respect or
(iv) to terminate, cancel, withdraw or otherwise amend or modify the Exchange Offer at any time for any reason. If the Exchange Offer is so amended, the term "Exchange Offer" shall mean the Exchange Offer as so amended. The reservation by the Company of the right to delay acceptance for exchange of shares of Series C Preferred Stock is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the shares of Series C Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

         Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice the Company will issue no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

TENDER PROCEDURE

         The tender to the Company of shares of Series C Preferred Stock by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the

Letter of Transmittal, will first be sent out on or about ____________ __, 199_, to all holders of shares of Series C Preferred Stock known to the Company and the Exchange Agent.

         A holder of shares of Series C Preferred Stock may tender the same by properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the shares of Series C Preferred Stock being tendered and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below).

         THE METHOD OF DELIVERY OF THE SHARES OF SERIES C PREFERRED STOCK AND ALL OTHER DOCUMENTS IS AT YOUR ELECTION AND RISK. IF SENT BY MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, OBTAIN PROPER INSURANCE, AND MAKE YOUR MAILING SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR SHARES OF SERIES C PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

         The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the shares of Series C Preferred Stock at the book-entry transfer facility for the purpose of facilitating the Exchange Offer. Subject to the establishment of such accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares of Series C Preferred Stock by causing such book-entry transfer facility to transfer such shares of Series C Preferred Stock into the Exchange Agent's account with respect to the Series C Preferred Stock in accordance with the book-entry transfer facility's procedures for such transfer. Although you are entitled to effect delivery of the shares of Series C Preferred Stock through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date.

         The Company will consider a tender as having been received as of the date when your properly completed and duly signed Letter of Transmittal accompanied by the shares of Series C Preferred Stock (or a confirmation of book-entry transfer of such shares of Series C Preferred Stock into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent.

         The Company will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Series C Preferred Stock. The Company's determination will be final and binding. The Company reserves the absolute right to reject any shares of Series C Preferred Stock which you do not properly tender or if the acceptance for exchange of such shares may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Series C Preferred Stock. Unless waived, any defects or irregularities in connection with tenders of shares of Series C Preferred Stock for exchange must be cured within such reasonable period of time as the Company will determine. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering shares of Series C Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the shares of Series C Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the shares of Series C Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the shares of Series C Preferred Stock and to acquire shares of Common Stock issuable upon the exchange of such tendered shares of Series C Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered shares of Series C Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered shares of Series C Preferred Stock or transfer ownership of such shares of Series C Preferred Stock on the account books maintained by a book-entry transfer facility. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL RIGHTS

         Tenders of shares of Series C Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to 11:59 p.m. on the Expiration Date.

         To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the Letter of Transmittal, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered shares of Series C Preferred Stock to be withdrawn, the certificate numbers of the shares of Series C Preferred Stock to be withdrawn, a statement that such holder is withdrawing his election to have such shares of Series C Preferred Stock exchanged, and the name of the registered holder of such shares of Series C Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of Series C Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn shares of Series C Preferred Stock promptly following receipt of notice of withdrawal. If shares of Series C Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares of Series C Preferred Stock or otherwise comply with the book-entry transfer procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

         Any shares of Series C Preferred Stock so withdrawn will be deemed not to have been validly tendered to exchange for purposes of the Exchange Offer. Any shares of Series C Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without costs to such holder (or, in the case of shares of Series C Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such shares will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of Series C Preferred Stock may be retendered by following one of the procedures described under "--Tender Procedure" above, at any time on or prior to the Expiration Date.

         THE WITHDRAWAL OF TENDERED SHARES OF SERIES C PREFERRED STOCK WILL BE DEEMED TO BE A REJECTION OF THE EXCHANGE OFFER.

ACCEPTANCE OF SERIES C PREFERRED STOCK FOR EXCHANGE; DELIVERY OF COMMON STOCK

         Upon the satisfaction or waiver of all the terms of the Exchange Offer, the acceptance for exchange of the shares of Series C Preferred Stock validly tendered and not withdrawn will be made on the Exchange Date and the issuance of the shares of Common Stock will be made as promptly as practicable thereafter. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered shares of Series C Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         The Exchange Agent will act as agent for the tendering holders of shares of Series C Preferred Stock for the purposes of receiving the shares of Common Stock from the Company and causing the shares of Series C Preferred Stock to be assigned, transferred and exchanged. Upon the terms of the Exchange Offer, delivery of shares of Common Stock to be issued in exchange for accepted shares of Series C Preferred Stock will be made by the Exchange Agent promptly after the Exchange Date. Tendered shares of Series C Preferred Stock not accepted for exchange by the Company will be returned without expense to the tendering holders promptly following the Expiration Date as described above under "--Withdrawal Rights."

ACCRUED DIVIDENDS

         Holders of shares of Series C Preferred Stock accepted for exchange pursuant to the Exchange Offer will not receive, and will forfeit, accrued dividends on such Series C Preferred Stock accrued from November 17, 1997 to the date of issuance of Common Stock. The amount of accrued dividends per share of Series C Preferred Stock was approximately $10.92 as of November 15, 1998.

         Dividends of shares of Series C Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable, when and as declared by the Board of Directors.

CONDITIONS OF THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) (relating to the Company's obligation to exchange and issue shares of Common Stock for or return tendered shares of Series C Preferred Stock promptly after termination of the Exchange Offer), exchange and issue shares of Common Stock for any shares of Series C Preferred Stock tendered and may postpone the acceptance for exchange of or, subject to the restriction set forth above, the exchange and issuance of, shares of Common Stock for shares of Series C Preferred Stock tendered and to be exchanged and may terminate or amend the Exchange Offer if a minimum of __% of the issued and outstanding shares of the Series C Preferred Stock are not validly tendered for exchange (and not withdrawn) prior to the Expiration Date (the "Minimum Condition") or (ii) the General Conditions (see below) are not satisfied.

         For purposes of the preceding paragraph, all of the "General Conditions" shall be deemed to have been satisfied unless any of the following events shall occur on or after the date of this Prospectus and prior to the Expiration Date:

                  (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of the Company, or in the general economic or financial market conditions in the United States or abroad, which is or, in the reasonable judgment of the Company, may be materially adverse to the Company or its stockholders or to the value of the shares of Series C Preferred Stock or there shall have been a significant decrease in the market prices of or trading in the shares of Series C Preferred Stock, or the Company shall have become aware of any fact or occurrence which is or may be materially adverse with respect to the value of the shares of Series C Preferred Stock or with respect to the contemplated benefits to the Company of the Exchange Offer; or

                  (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration, escalation or worsening thereof; or

                  (c) there shall be threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer or the acquisition by the Company of any shares of Series C Preferred Stock, or seeking to obtain any material damages as a result thereof, or otherwise adversely affecting the Company or the value of the Series C Preferred Stock which makes it inadvisable to proceed with the Exchange Offer, the acceptance for exchange of shares of Series C Preferred Stock or the issuance of the shares of Common Stock in exchange therefor.

         All of the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions will be final and binding.

         If any of the foregoing conditions shall not be satisfied (or, with respect to the above enumerated events, shall have occurred), the Company may, subject to applicable law:

                  (i) terminate the Exchange Offer and return all shares of Series C Preferred Stock tendered pursuant to the Exchange Offer to tendering security holders as described above under "--Withdrawal Rights ";

                  (ii) extend the Exchange Offer and retain all tendered shares of Series C Preferred Stock until the Expiration Date for the extended Exchange Offer; or

                  (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all shares of Series C Preferred Stock tendered pursuant to the Exchange Offer.

In addition, the Company reserves the right to amend or modify any or all of the Exchange Offer at any time for any reason.

DISSENTERS' RIGHTS

         Holders of the shares of Series C Preferred Stock do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Certificate of Designations in connection with the Exchange Offer.

DEALER MANAGER

         The Company has retained Merrill Lynch & Co. ("Merrill Lynch") to act as the dealer manager (the "Dealer Manager") in connection with the Exchange Offer. Merrill Lynch is also acting as financial advisor to the Company and, as such, is advising the Company with respect to, among other things, the terms and timing of the Exchange Offer. In its capacity as Dealer Manager, Merrill Lynch may contact holders of shares of Series C Preferred Stock regarding the Exchange Offer and may request brokers, dealers and other nominees to forward this Prospectus and related materials to beneficial owners of shares of Series C Preferred Stock. Questions and requests for assistance may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Prospectus.

         The Company has agreed to pay Merrill Lynch for its services as Dealer Manager and financial advisor in connection with the Exchange Offer a fee of $1.25 million; provided, however, that if (i) the Exchange Offer is abandoned by the Company because of the failure of the holders to tender at least 50% of the number of shares of Series C Preferred Stock outstanding immediately prior to commencing the offer, or (ii) the Exchange Offer is completed but results in the exchange of less than 50% of the number of shares of Series C Preferred Stock outstanding immediately prior to commencing the offer, then such fee will be pro rated by the ratio that the percent of the outstanding Series C Preferred Stocks either (x) tendered pursuant to the Exchange Offer and not withdrawn prior to the date that the Company abandons the Exchange Offer, or (y) actually exchanged pursuant to the Exchange Offer, as applicable, bears to 50%. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including up to $50,000 for its legal counsel. The Company also has agreed to indemnify the Dealer Manager and its affiliates against certain liabilities caused by, relating to, arising out of or in connection with the Exchange Offer or the engagement of Merrill Lynch as financial advisor. Other than as described above, the Company will not make any payments to brokers, dealers or others for soliciting acceptance of the Exchange Offer.

EXCHANGE AND INFORMATION AGENTS

         IBJ Schroder Bank & Trust Company (the "Exchange Agent") has been appointed as the Exchange Agent for the Exchange Offer. D.F. King & Co., Inc. (the "Information Agent") has been appointed as the Information Agent for the Exchange Offer. The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the Letter of Transmittal.

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

TRANSFER TAXES

         Holders who tender their shares of Series C Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection with the transfer and exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of shares of Series C Preferred Stock who do not exchange their shares of Series C Preferred Stock for shares of Common Stock pursuant to the Exchange Offer or whose Series C Preferred Stock is not accepted for exchange will continue to hold such shares of Series C Preferred Stock and will be entitled to all the rights and preferences, and subject to all of the limitations, applicable thereto. To the extent that shares of Series C Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for untendered shares of Series C Preferred Stock, and the terms upon which such shares could be sold, could be adversely affected.

ACCOUNTING TREATMENT

         For accounting purposes, the Company expects to exchange the Series C Preferred Stock for Common Stock. This exchange will occur at an exchange ratio in excess of the original terms of the Series C Preferred Stock. The fair value of the premium received by the holders of the Series C Preferred Stock will be recorded by the Company as a deemed dividend. Based on a conversion ratio of __ shares of Common Stock for each share of Series C Preferred Stock, the deemed dividend is estimated at $__ million. The Company will record this dividend at the time the Exchange Offer is completed.

MARKET AND TRADING INFORMATION

         Until the Exchange Offer is completed, rules of the SEC may limit the ability of the Dealer Manager to bid for and purchase the Common Stock and the Series C Preferred Stock. As an exception to these rules, the Dealer Manager is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

         In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of such purchases.

         The Dealer Manager and other dealers may engage in passive market making transactions in the Series C Preferred Stock in accordance with Rule 103 of Regulation M promulgated by the SEC. In general, a passive market maker may not bid for, or purchase, the Series C Preferred Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Series C Preferred Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Series C Preferred Stock above independent market levels. The Dealer Manager and dealers are not required to engage in passive market making and may end passive market making activities at any time.

         Neither the Company nor the Dealer Manager makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock and the Series C Preferred Stock. In addition, neither the Company nor the Dealer Manager makes any representation that the Dealer Manager will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                   THE COMPANY

         The Company is building a digital quality, 100 channel radio service to be broadcast directly from satellites to vehicles. The Company holds one of only two FCC licenses to build, launch and operate a national satellite radio broadcast system. The Company's service, which will be marketed under the brand name "CD Radio," will offer 50 channels of commercial-free, digital quality music programming and 50 channels of news, sports, talk and ethnic programming. CD Radio will be broadcast throughout the continental United States, over a frequency band, the "S-band," that will augment traditional AM and FM radio bands. Under its FCC license, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company has entered into a contract with Loral for the construction, launch and in-orbit delivery of three satellites beginning in November 1999. The Company currently expects to commence CD Radio broadcasts in the first quarter of the year 2000, at a subscription price of $9.95 per month.

         As an entertainment company, the Company intends to design and originate programming on each of its 50 music channels. Each channel will be operated as a separate radio station, with a distinct format. Certain music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer the following range of music categories:

  Symphonic                  NAC Jazz                 Today's Country
  Chamber Music              New Age                  Country Gold
  Opera                      Soul Ballads             Traditional Country
  Top of the Charts          Classic Soul Hits        Folk Rock
  50's Hits                  R&B Oldies               Alternative Rock I
  60's Hits                  Urban Contemporary       Alternative Rock II
  70's Hits                  Rap/Hip Hop              Classic Rock I
  80's Hits                  Dance                    Classic Rock II
  90's Hits                  Tropical                 Album Rock
  Soft Rock                  Latin Contemporary       Hard Rock/Metal
  Love Songs                 Merengue                 Blues
  Singers & Songs            Boleros                  Reggae
  Beautiful Instruments      Mexicana                 World Beat
  Broadway's Best            Rock en Espanol          Gospel
  Big Band/Swing             TexMex                   Contemporary
  Classic Jazz               Cumbia                   Children's Entertainment
  Contemporary Jazz          Latin Jazz

         Programming on the Company's additional 50 non-music channels will be provided by third parties, and to date the Company has entered into programming agreements with content providers for 15 of these channels, including Bloomberg News Radio, C-SPAN, Sports Byline USA, Classic Radio, Hispanic Radio Network and World Radio Network. Non-music channels will contain advertising, which will provide the Company with additional revenue. These channels will include news and talk shows and programming directed to a diverse range of groups, including Hispanic listeners, and will allow subscribers throughout the country to listen to sports programming occurring outside their locale.

         The Company's 100 music and non-music channels will be housed at its National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will contain the

Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to transmit programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

         In April 1998, the Company entered into an agreement with Lucent for the development and manufacture of a chip set that represents the essential element of S-band radios and radio cards that will enable consumers to receive CD Radio in their cars by inserting the radio card into existing cassette and CD players. The Company expects that the initial delivery of commercial quantities of chip sets to consumer electronics manufacturers will begin in December 1999 at the earliest.

         In May 1998, the Company expanded its planned broadcast capacity from 50 channels to 100 channels, following a market study conducted by The Yankee Group, a market research organization, which found that 100 channels of programming would increase and accelerate potential subscriber penetration. Expansion of the system to 100 channels will allow the Company to provide subscribers with a greater range of choice of content within their preferred format and to expand the Company's service to the Hispanic and other underserved markets, fully utilizing the radio spectrum allocated to the Company.

         In connection with the expansion of the system to 100 channels, on July 28, 1998, the Company and Loral executed the Loral Satellite Contract. Pursuant to the Loral Satellite Contract, Loral has agreed to construct, launch and deliver three satellites in-orbit and checked-out, to construct for the Company a fourth satellite for use as a ground spare and to become the Company's launch services provider. Launches of the Company's three satellites are scheduled for November 1999, December 1999 and January 2000 with in-orbit checked out delivery occurring within two months after each launch. "--The CD Radio Delivery System--The Satellites--Satellite Construction and Launch Services." In connection with the Loral Satellite Contract, on May 28, 1998, the Company also terminated its prior agreement with Arianespace S.A. ("Arianespace") to provide launch services and terminated the related vendor financing with Arianespace Finance S.A. As a result, the Company incurred a liability of approximately $18 million. The Company expensed this item, together with approximately $5 million of related capitalized costs, in the second quarter of 1998.

         As part of the expansion of the Company's system from 50 planned broadcast channels to 100 channels, the Company will change the orbital location of its satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow the Company's satellites to optimize the time spent over the continental United States, which will permit the Company to fully utilize the bandwidth allocated to it by the FCC.

         The Company was incorporated in the state of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, the Company's name was changed to CD Radio Inc., and the Company formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of record of the Company's FCC license. The Company's executive offices are located at 1180 Avenue of the Americas, New York, New York 10036, its telephone number is (212) 899-5000 and the address of its Web site is www.cdradio.com.

THE CD RADIO OPPORTUNITY

         The Company believes that there is a significant market for music and other radio programming such as news, talk and sports delivered through advanced radio technology. While television technology has advanced steadily--from black and white to color, from broadcast to cable, and from ordinary to high-definition television--the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, "seamless" signal coverage throughout the continental United States and commercial-free, digital quality music programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.

         CD Radio is primarily a service for motorists. The Yankee Group estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999 and approximately 199 million in 2004. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend over one hour commuting daily, millions of sports fans, three million truck drivers, three million owners of recreational vehicles and 32 million persons of Hispanic origin.

         According to The Arbitron Company ("Arbitron"), in 1996, despite the fact that almost all vehicles contained either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1997, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

         The Company believes that its ability to offer a wide variety of musical formats simultaneously throughout the continental United States will enable it to tap significant unmet consumer demand for specialized musical programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all commercial radio stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age music, children's programming and others accounted for approximately 30% of sales of recorded music in 1997, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae and many others. CD Radio's wide choice of formats is expected to appeal to the large number of currently underserved listeners. Furthermore, CD Radio's ability to offer a number of channels devoted to each genre will enable subscribers to listen to a wider range of music within their preferred format.

         In addition, the limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's system is designed to cover the entire continental United States, enabling listeners almost always to remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters. The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets.

         The Company also believes that CD Radio will have a competitive advantage over conventional radio stations because its music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent commercial interruptions and that "station surfing" to avoid them is common.

PROGRESS TO DATE AND SIGNIFICANT DEVELOPMENT MILESTONES

         The following chart sets forth the Company's past and projected development milestones. There can be no assurance that the Company will be able to meet any of its projections for the balance of 1998, 1999 or 2000, including completion of construction of its National Broadcast Studio, completion of its satellite launches or commencement of its commercial operations in first quarter 2000 as planned. See "Risk Factors--Possible Delays and Adverse Effect of Delay on Financing Requirements."

1990:    CD Radio Inc. incorporated
         Proposed FCC create satellite radio service and filed license application

1991:    Conducted stationary service simulation
         Conducted nationwide focus groups

1992:    Satellite radio spectrum allocated
         Conducted radio manufacturer discussions

1993:    Contracted with Loral for satellite construction
         Conducted additional nationwide focus groups

1994:    Completed initial public offering of its Common Stock

1995:    Completed Loral satellite design
         Completed development of proprietary miniature satellite dish antenna Obtained patents for portions of its broadcast system

1996:    Designed the radio card

1997: Obtained one of only two national satellite radio broadcasting licenses from the FCC
         Commenced construction of three satellites
         Recruited its key programming, marketing and financial management team Completed a strategic sale of $25 million of Common Stock to Loral Space
         Completed additional debt and equity financings raising $315 million

1998: Expanded from 50 planned broadcast channels to 100 broadcast channels Ordered fourth satellite and expanded Loral's role to provide in-orbit system delivery
         Obtained $50 million of vendor financing from Loral
         Obtained $115 million of financing from Bank of America and other lenders

         Signed agreement with Lucent to design, develop and manufacture chip sets
         Obtained additional patents for portions of its broadcast system Signed programming agreements with content providers for 15 non-music channels
         Commenced terrestrial repeater network rollout
         Completed a sale of $100 million of Common Stock to Prime 66
         Agreed to sell up to $200 million of Junior Preferred Stock to the Apollo Investors
         Began construction of National Broadcast Studio
         Complete significant satellite construction milestones

1999: Complete agreements with consumer electronics manufacturers for S-band radios and radio cards
         Nationwide rollout of terrestrial repeater network
         Select additional non-music channel content providers
         Complete construction of National Broadcast Studio
         Commence production of radio cards
         Commence satellite launches

2000:    Test markets
         Begin commercial operations

THE CD RADIO SERVICE

         CD Radio will offer motorists: (i) a wide choice of finely focused music and non-music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

         WIDE CHOICE OF PROGRAMMING. CD Radio will offer subscribers a broad range of programming formats and significant depth within each format. Each of CD Radio's 50 music channels will have a distinctive format, such as opera, reggae, classic jazz, cumbia and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets, the variety of station formats generally is limited, and many of the Company's planned formats are unavailable. Additionally, the Company will provide news, sports and talk programming that is generally not available on conventional radio.

         "SEAMLESS" SIGNAL COVERAGE. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

         COMMERCIAL-FREE MUSIC PROGRAMMING. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike commercial AM and FM stations, will be a subscription service, its music channels will not contain commercials.

         PLUG AND PLAY CONVENIENCE. Consumers will be able to receive CD Radio broadcasts by acquiring a radio card and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will have a visual display that will indicate the channels and format selected, as well as the title, recording artist and album title of the song being played. Radio cards will be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

PROGRAMMING

         The Company intends to offer 50 channels of commercial-free, all-music programming and 50 additional channels of other formats that do not require compact disc quality audio, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. The Company believes that 50 music channels will enable it to "superserve" subscribers with a greater range of choice of content within their preferred format. The Company expects that the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $9.95 per month.

         The Company intends to recruit program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio music channel. In order to be accessible to these industries, the Company is building its National Broadcast Studio in Rockefeller Center in New York City. Program managers also will coordinate the Company's continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that have hosts.

         Music programming will be selected from the Company's music library. The Company intends to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available.

         In addition to its music channels, the Company expects to offer 50 channels of news, sports and talk programming, most of which will include commercial advertising. The Company generally does not intend to produce programming for its non-music channels, and will obtain such programming from various third party content providers. To date the Company has entered into agreements for a total of 15 channels with content providers including Bloomberg News Radio, C-SPAN, Sports Byline USA, Classic Radio, Hispanic Radio Network and World Radio Network.

         In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as ASCAP, BMI and SESAC. These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. If the parties cannot reach agreement with ASCAP or BMI, special judicial rate setting procedures are available under antitrust consent decrees that govern these organizations. SESAC is not subject to a consent decree or special judicial rate setting mechanism. Broadcasters currently pay a combined total of 4% of their revenues to the music performing rights societies. The Company also will be required to negotiate similar arrangements with the owners of the copyrights in sound recordings pursuant to the Digital Recordings Act. The determination of certain royalty arrangements with the owners of sound recording copyrights under the Digital Recordings Act are currently subject to arbitration proceedings. The Copyright Office recently reviewed the results of the

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arbitration and set the royalty rate at 6.5% of the licensee's "gross revenues resulting from residential services in the United States" including, among other services, subscription fees, advertising and time share revenues. The recording industry, which had sought a royalty of 41.5% of gross revenues, has indicated that it will appeal the decision. The Company believes that it will be able to negotiate royalty arrangements with the music performing rights organizations and the owners of sound recording copyrights, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration or judicial rate setting.

MARKETING STRATEGY

         The Company plans to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and digital quality fidelity. The Company's marketing strategy for CD Radio has three interrelated components: (i) creating consumer awareness of CD Radio, (ii) generating subscriptions to CD Radio and (iii) generating purchases of radio cards, S-band radios and their associated miniature satellite dish antennas.

         The Company believes that the introduction of CD Radio will have high news value, which it expects will result in significant national and local publicity prior to and during the initial launch of the service. In addition, the Company plans to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by the Company, together with expected manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

         The Company also intends to focus its initial efforts on a number of demographic groups that it believes represent potential target markets for CD Radio, including commuters, niche music listeners, Hispanic listeners, sports enthusiasts, truck drivers, recreational vehicle owners and consumers in areas with sparse radio coverage. In addition, the Company intends to aggressively target early adopters of new technologies, who it believes are likely to have a high level of interest in CD Radio.

         COMMUTERS. Of the 110 million commuters, the Company has identified 34 million as highly addressable by virtue of their commute times averaging over one hour daily. To reach these commuters, the Company plans to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.

         NICHE MUSIC LISTENERS. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 30% of the market for recorded music sales. To reach niche music listeners, the Company intends to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

         HISPANIC MARKET. Currently there are approximately 28 million Spanish-speaking Americans, many of whom have limited access to Spanish language radio, and this population group is growing rapidly and is expected to reach 36 million by 2005. The Company intends to broadcast a number of music and non-music channels that will cater to the Hispanic market. The Company plans to purchase

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

local television spots on Spanish speaking channels and place advertising in national Spanish language magazines and local Spanish language newspapers.

         SPORTS ENTHUSIASTS. Many fans of various sports are unable to receive broadcasts of interest to them because events are broadcast only within limited regional areas. The Company intends to broadcast a number of channels containing such sports programming. The Company plans to purchase advertising on national and regional cable television sports channels, in sports magazines and in the sports sections of newspapers.

         TRUCK DRIVERS. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. The Company intends to place sampling displays at truck stops and to advertise in publications and on Internet sites which cater to truck drivers.

         RECREATIONAL VEHICLE OWNERS. There are approximately three million recreational vehicles in the United States. The Company plans to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

         SPARSE RADIO ZONES. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. The Company believes that of these people, approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, the Company plans to utilize local newspaper advertisements during the Company's initial launch period and target direct mailings to music enthusiasts in these areas.

SALES OF RADIO CARDS AND S-BAND RADIOS

         Consumers will receive CD Radio through radio cards or S-band radios and associated miniature satellite dish antennas. Although the Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas, their availability will be critical to the Company because they are the only means by which to receive CD Radio. Accordingly, the Company has devised strategies to make radio cards and S-band radios together with their associated miniature satellite dish antennas widely available to consumers.

         SALES OF RADIO CARDS. The Company believes that the availability of radio cards will be critical to the Company's market penetration for a number of years following the introduction of CD Radio. The Company expects that radio cards will be sold at retail outlets and mass merchandisers that sell consumer electronics. The retail price of the radio card together with the miniature satellite dish antenna currently is expected to be approximately $200.

         SALES OF S-BAND RADIOS. Distribution of S-band radios is an important element in the Company's marketing strategy. In 1997, U.S. consumers spent approximately $3 billion on autosound equipment for aftermarket installation in their vehicles, which the Company believes included approximately 7.5 million new AM/FM radios. The Company believes that this autosound equipment market is comprised largely of young, music oriented early adopters of new technology and that, in the course of purchasing a new car radio, some of these consumers would select one with built-in S-band capability. The Company expects S-band radios to be sold at retail outlets that sell consumer electronics, as well as at autosound specialty dealers. Like existing autosound equipment, S-band radios will require installation by the retailer or a third party.

         The Company's long term objective is to promote the adoption of S-band radios as standard equipment or optional equipment in automobiles sold in the United States. The Company, however, expects sales of radio cards and S-band radios through the consumer electronics retail distribution system to be the primary distribution channel for receivers capable of receiving CD Radio for a number of years.

SUBSCRIPTION AND BILLING

         The Company intends to contract out customer service and billing functions to a national teleservices company, whose functions will include the handling of orders from subscribers, establishing and maintaining customer accounts, inbound telemarketing, billing and collections.

         Access to the Company's customer service center will be via the Company's toll-free number, 888-CD-RADIO, with all interaction with subscribers being conducted under the CD Radio name. Payment to the Company's selected teleservices company is expected to be based on transaction volumes, and the Company plans to charge subscribers a modest one-time activation fee to cover certain transaction costs. The Company will require payment for CD Radio with a credit or debit card.

THE CD RADIO DELIVERY SYSTEM

         The CD Radio satellite system is designed to provide seamless signal coverage throughout the continental United States. This means that listeners will almost always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

         The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.

         The Company expects to use 12.5 MHz of bandwidth in the 7025.0-7075.0 MHz band (or some other suitable frequency) for uplink transmissions from the National Broadcast Studio to the Company's satellites. Downlink transmission from the satellites to subscribers' radio cards or S-band radios will use 12.5 MHz of bandwidth in the 2320.0-2332.5 MHz frequency band.

         As part of the expansion of the Company's system from 50 planned broadcast channels to 100 channels, the Company will change its satellite system from two satellites in geostationary orbits over the equator to three satellites in inclined, elliptical geosynchronous orbits. The satellites each travel in a figure eight pattern extending above and below the equator. A satellite in the top half of the pattern will serve the United States at a better elevation angle than a geostationary satellite over the equator.

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

At any given time, two of the three satellites will operate from the upper portion of the orbit, while the third satellite will be shut off as it traverses the lower portion.

         CD Radio is designed to broadcast the same signals from two of the three satellites at any given time to radio cards or S-band radios that are received through miniature satellite dish antennas. This design involves new applications of existing technology that have not been deployed and there can be no assurance that the CD Radio system will work as planned.

         The CD Radio delivery system will consist of three principal components: (i) the satellites; (ii) the receivers; and (iii) the National Broadcast Studio.

THE SATELLITES

         SATELLITE DESIGN. The Company's satellites are of the Loral FS-1300 model series. This family of satellites has a total in-orbit operation time of 220 years, and to date more than 52 such satellites have been built or ordered, including 21 that are currently in production. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of its satellites, the Company has selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of the Company's satellites prior to launch in order to detect assembly defects and avoid premature satellite failure.

         The satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem; a telemetry, command and ranging subsystem; a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be approximately 81 feet long, 7 feet wide and 31 feet tall.

         The Company's satellites will incorporate a design which will act essentially as a "bent pipe," relaying received signals directly to the ground. The Company's satellites will not contain on-board processors or switches. All of the Company's processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

         HIGH ELEVATION ANGLES. The Company plans to phase its satellites in orbits that extend for periods of time over North America in order to provide very high signal elevation angles and thereby mitigate service interruptions which can result from signal blockage and fading. Each of the Company's two transmitting satellites at any given time will broadcast the same signal.

         MEMORY BUFFER. The Company's transmission design incorporates the use of a memory buffer chip contained within radio cards and S-band radios, designed to store signal and to mitigate service interruptions which can result from signal blockage and fading. The Company has been granted patents on its satellite broadcasting system, which incorporates a memory buffer. As with any wireless broadcast service, the Company expects to experience occasional "dead zones" where the service from its satellites will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most such places the Company expects subscribers will continue to receive a signal from the radio card's memory buffer.

         TERRESTRIAL REPEATERS. In certain areas with high concentrations of tall buildings, such as urban cores, and in tunnels, signals from the Company's satellites will be blocked and reception will be

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

adversely affected. In such urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast its satellite signals, increasing the availability of service. The FCC has not yet established rules governing such terrestrial repeaters, and the Company cannot predict the outcome of the FCC's current rulemaking on this subject. The Company also will need to obtain the rights to use towers or the roofs of certain structures where the repeaters will be installed. There can be no assurance that the Company can obtain such tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

         SATELLITE CONSTRUCTION AND LAUNCH SERVICES. In March 2, 1993, the Company entered into a contract with Loral, pursuant to which Loral agreed to build three satellites, two of which the Company intended to launch and one of which it intended to keep in reserve as a spare. Under the contract, the Company had an option to order a fourth satellite on preset price and delivery terms. In July 1997, the Company entered into a contract with Arianespace for the launch of its satellites. On May 27, 1998, as a result of an evaluation of the advantages of a three-satellite orbital configuration, the Company and Loral entered into the Loral Satellite Contract. Pursuant to the Loral Satellite Contract, Loral has agreed to construct, launch and deliver three satellites, in-orbit and checked-out, to construct for the Company a fourth satellite for use as a ground spare and to modify the scope of work to be performed under the contract as a result of the expansion of the Company's system to 100 channels.

         Under the Loral Satellite Contract, Loral also has agreed to arrange for the launch of the first satellite by November 1999, to arrange for the launch of the second satellite by December 1999, to arrange for the launch of the third satellite by January 2000 and to deliver the fourth satellite to a Company designated storage site by May 2000. There can be no assurance, however that Loral will be able to meet this schedule. Loral has also agreed to deliver three satellites in-orbit and checked-out prior to March 31, 2000. The Loral Satellite Contract provides that events of default by the Company will include:
(i) the failure to maintain a minimum net worth, (ii) the failure to have sufficient funds or committed financing to pay its obligations on a timely basis and (iii) the occurrence of an event of default under the Tranche A Facility.

         Title to the first, second and third satellites will pass to the Company at the time such satellites are delivered to the Company in-orbit and checked out. Risk of loss for the first, second and third satellites will pass to the Company at the time of launch. Title and risk of loss for the Company's fourth satellite will pass to the Company at the time such satellite is shipped to the ground storage site designated by the Company. Each satellite is warranted to be in accordance with the performance specifications of the Loral Satellite Contract and free from defects in materials and workmanship. Loral's warranties will expire at the time of launch or, in the case of the Company's fourth satellite, two years from the date of delivery to the ground storage site. In the event of a delay in the construction of the satellites that is caused by the Company, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

         The Loral Satellite Contract also requires Loral to provide launch services for the Company's satellites. Loral maintains an inventory of launch slots with a number of launch service providers, which have been approved by the Company. Under the Loral Satellite Contract, the Company's first two satellites will be launched on Proton launch vehicles and the third satellite will be launched on either a third Proton launch vehicle, an Atlas IIIA launch vehicle or an Atlas IIIB launch vehicle.

         Following the launch of each satellite, Loral will conduct in-orbit performance verification. In the event that such testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, Loral and the Company have agreed to negotiate an equitable reduction in the final payment to be made by the Company for the affected satellite.

         Satellite launches are subject to significant risks, including destruction or damage of the satellite during launch or failure to achieve proper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, the Proton family of Russian-built launch vehicles has a 92% launch success rate based on its last 50 launches, and the Atlas family of launch vehicles, built by Lockheed Martin Corporation, has a 94% launch success rate based on its last 42 launches. There is no assurance that the launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit in some instances or be damaged in space. Loral will have no risk of loss for either a satellite or launch vehicle failure. However, Loral will provide a free launch in the event of a failure of the first Proton launch vehicle which is used to launch one of the Company's satellites. See "Risk Factors--Dependence upon Loral" and "Risk Factors--Satellite Launch Risks."

         The Company will rely upon Loral to arrange for the timely launch of the satellites. Failure of Loral to arrange to launch the satellites in a timely manner could materially adversely affect the Company's business. Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. If Loral fails to deliver the three satellites in-orbit and checked out by July 31, 2000, it will be required to pay certain late delivery penalties. If Loral fails to deliver the fourth satellite to its storage site by September 30, 2000, it will also be liable for certain late delivery penalties. There can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays.

         After reaching agreement with Loral to provide launch services, the Company terminated its prior launch services agreement with Arianespace, incurring a termination liability amount of approximately $18 million. Loral has agreed to use its reasonable best efforts to modify its existing Multiple Launch Service Agreement with Arianespace to add the two Ariane launches, which were previously under contract between the Company and Arianespace, and to secure Arianespace's agreement to reimburse the Company for all or a portion of the termination liability amount. There can be no assurance that Loral will be successful in obtaining any reimbursement for the Company.

         RISK MANAGEMENT AND INSURANCE. Three custom-designed, fully dedicated satellites are required to broadcast all 100 planned channels of CD Radio. The Company's agreement with Loral includes a free relaunch in the event of the failure of the first Proton launch vehicle used to launch one of the Company's satellites. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and failure of launch vehicles other than the first Proton. If the Company is required to launch the spare satellite due to a launch failure, its operational timetable would be delayed for up to six months. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for up to three years. See "Risk Factors--Dependence upon Loral" and "Risk Factors--Satellite Launch Risks."

         Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites. Insurance against in-orbit failure is currently available and typically is purchased after the satellite is tested in-orbit and prior to the expiration of launch insurance. In recent years, annual premiums have ranged from 1.3% to 2.5% of coverage. After the Company has launched the satellites and begun to generate revenues, the Company will evaluate the need for business interruption insurance.

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

         Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur as the satellite ages, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

THE RECEIVERS

         Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead, they will be able to receive CD Radio in their vehicles using a radio card that has been designed to plug easily into the cassette or compact disc slot of their existing radio. Customers also will be able to receive CD Radio using an S-band radio. CD Radio reception with either a radio card or an S-band radio will be via a miniature silver dollar-sized satellite dish antenna mounted on a small base housing a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. Neither the radio cards, S-band radios nor the miniature satellite dish antennas currently are available.

         On April 24, 1998, the Company entered into an agreement with Lucent for the development and manufacture of a chip set which represents the essential element of low cost, addressable radio cards and S-band radios. The radio cards and S-band radios will be manufactured by one or more consumer electronics manufacturers. Lucent has agreed to work to complete such development so that prototype chip sets will be delivered to the consumer electronics manufacturers beginning December 1, 1999. However, Lucent has not guaranteed that this schedule will be met and it is possible that delivery of chip sets could be delayed. See "Risk Factors--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas."

         The Company anticipates that radio cards will be easy to install because they will require no wiring or other assembly and will be installed simply by inserting the card into the radio's cassette or compact disc slot. Upon insertion of the card into the radio, listeners will be able to switch between AM, FM and CD Radio. The radio card will be designed so that it can be removed by pushing the radio's "eject" button. Radio cards will be portable and will be able to be moved from car to car, if desired. S-band radios will be capable of receiving AM, FM and S-band radio transmissions. The Company anticipates that S-band radios will be similar to conventional AM/FM radios in size and appearance. Like existing conventional radios, a number of these radios may also incorporate cassette or compact disc players.

         In addition to a radio card or S-band radio, a vehicle must be equipped with a miniature satellite antenna in order to receive CD Radio. To satisfy this requirement, the Company has designed a miniature satellite dish antenna. The satellite dish antenna is battery powered and is approximately the size and shape of a silver dollar, measuring 2" in diameter and 1/8" thick. The base of the satellite dish antenna will have an adhesive backing, so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. Miniature satellite dish antennas will also be sold separately, so that consumers will be able to receive CD Radio in a vehicle that has a satellite dish antenna attached to it simply by moving a radio card. The radio card, the S-band radio and the satellite dish antenna all use proprietary technology developed by the Company.

         The Company's miniature satellite dish antenna design is substantially "non-directional," meaning it does not need to be pointed directly at a satellite in order to receive CD Radio broadcasts. The satellite dish antenna will be mounted on a small base housing a solar recharging battery and

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wireless transmitter that will relay the CD Radio signal to a vehicle's radio card or S-band radio. The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, and in tunnels, signals from all three satellites will be blocked and reception will be adversely affected. In these areas, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The Company has deployed its terrestrial repeater network in San Francisco, and expects that system testing will be completed shortly. The Company also initiated the design and build-out of its terrestrial repeating network in Houston and will initiate construction on additional urban core areas over the course of the next year.

         A radio card or S-band radio tuned to CD Radio will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. In order to reduce fraud, each radio card and S-band radio will contain a security circuit with an electronically encoded identification number. Upon verification of subscriber billing information, the Company will transmit a digital signal to activate the radio's S-band operation. This feature will help the Company to protect against piracy of the CD Radio signal. Through this feature, the Company can directly via satellite deactivate radio cards or S-band radios of subscribers who are delinquent in paying the monthly subscription fee.

         The Company expects radio cards, S-band radios and miniature satellite dish antennas to be sold through a variety of retail outlets, including consumer electronics, car audio and department stores. The Company currently expects that the radio card together with the satellite dish antenna can be sold at a retail price of approximately $200.

         The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios, while radio cards, which will have no installation costs, will be less expensive. The Company expects that the satellite dish antenna will be substantially less expensive than the radio card for consumers wishing to purchase additional dish antennas separately.

         Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company has commenced discussions with several manufacturers regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. There can be no assurance that these discussions will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of these will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market radio cards and the associated miniature satellite dish antennas, and to a lesser extent S-band radios, at affordable prices, or to develop and widely market such products upon the launch of CD Radio, would have a material adverse effect on the Company's business. In addition, the Company's license is conditioned upon certification by the Company that its system include a receiver that will permit end users to access the system of the other licensee, which has proposed to use a different transmission technology from that of the Company. We have made progress towards developing a receiver which is interoperable with the satellite digital audio radio system XM is constructing. We cannot predict whether we will be able to satisfy this interoperability requirement because of the various technological challenges involved. See "Risk Factors--Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas."

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THE NATIONAL BROADCAST STUDIO

         The Company plans to originate its 100 channels of programming from its National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to transmit programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

         The Company intends to create an extensive music library which will consist of a deep range of recorded music. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available.

         Programming will be originated at the National Broadcast Studio and transmitted to the Company's satellites for broadcast to CD Radio subscribers. The Company expects that its broadcast transmissions will be uplinked to its satellites at frequencies in the 7025.0-7075.0 MHZ band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHZ band. The satellites then will broadcast the signal to the United States, at a power sufficient to enable its receipt directly by the miniature satellite dish antennas to be used by subscribers. Service-related commands also will be relayed from the National Broadcast Studio to the Company's satellites for retransmission to subscribers' radio cards and S-band radios. These service-related commands include those required to (i) initiate and suspend subscriber service, (ii) change the encryption parameters in radio cards and S-band radios to reduce piracy of CD Radio and (iii) activate radio card and S-band radio displays to show program-related information.

         Tracking, telemetry and control operations for the Company's orbiting satellites also will be performed from the National Broadcast Studio. These activities include controlling the routine station keeping, which involves satellite orbital adjustments and monitoring of the satellites.

         On March 31, 1998, the Company signed a lease for the 36th and 37th floors and certain portions of the roof and basement at 1221 Avenue of the Americas, New York, New York, to house the Company's headquarters and National Broadcast Studio and, in October 1998, the Company began construction of the National Broadcast Studio. The Company will use portions of the roof to install and maintain satellite transmission equipment and will use a portion of the 8th floor setback to install an emergency electric power generator. The term of the lease is 15 years and 10 months, with an option to renew for an additional five years at fair market value. The Company also has a right of first refusal, from and after the third anniversary of the commencement date, to lease any full floor which becomes available on floors 27 through 37 of the building at fair market value. The initial annual rental is approximately $4.3 million, with specified increases and escalations based on operating expenses.

DEMONSTRATIONS OF THE CD RADIO SYSTEM

         In support of the Company's application for its FCC license, the Company conducted a demonstration of its proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission characteristics of the Company's planned system. Because there currently are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, the Company constructed a terrestrial simulation of its planned system. For this purpose, the Company selected a test range covering several

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kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. The Company placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for its proposed service. The Company also modified the standard factory installed sound system of an automobile to create a radio receiving AM, FM and S-band, and integrated the Company's satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the range. Prior to testing with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production, there can be no assurance that the CD Radio system will function as intended. See "Risk Factors--Reliance on Unproven Applications of Technology."

COMPETITION

         The Company expects to face competition from two principal sources: (i) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (ii) XM, the other holder of an FCC license. The Company also may face competition from WCS, a company formed by certain of the license winners in the FCC's April 1997 wireless communication service license auction, which recently applied for a license to provide a satellite-based digital audio radio service beginning in the year 2002.

         The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of the Company's radio broadcasting competitors have substantially greater financial, management and technical resources than the Company.

         Unlike the Company, the radio industry has a well established market for its services and generally offers "free" broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, certain AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which the Company will be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and compact disc quality sound, features which are largely unavailable on conventional broadcast radio.

         Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. The Company believes, however, that within several years, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, the Company expects that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. In order to receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM radio, the Company does not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, the Company views the growth of terrestrial digital broadcasting as a positive force that would be likely to encourage radio replacement and thereby facilitate the introduction of S-band radios.

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

         Although certain existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing CD Radio-type service to vehicles as a result of some or all of the following reasons: (i) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (ii) CD Radio-type service requires fully dedicated satellites; (iii) CD Radio-type service requires a custom satellite system design; and (iv) CD Radio-type service requires regulatory approvals, which existing satellite operators do not have.

         XM is the other holder of an FCC license. WorldSpace, Inc. (an affiliate of a company that plans to provide satellite radio service outside of the United States) has an 81% interest in XM. In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use, and there can be no assurance that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any such licensees would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry. See "Risk Factors--Competition."

         The Company believes that cassettes and compact discs generally are used in automobiles as supplements to radio rather than as substitutes, and that these media are used primarily as backup when radio reception is unavailable or unsatisfactory, or when desired programming is unavailable or unsatisfactory. Cassettes and compact discs lack the convenience of radio, as well as the spontaneity and freshness that characterize radio programming. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. Accordingly, the Company does not view its service as directly competitive with these media.

TECHNOLOGY AND PATENTS

         The Company has been granted certain U.S. patents on various features of satellite radio technology, including signal diversity and memory reception. There can be no assurance, however, that any U.S. patent issued to the Company will cover the actual commercialized technology of the Company or will not be circumvented by others, or that if challenged would be held to be valid. The Company has filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and has been granted patents in a number of these countries. There can be no assurance that additional foreign patents will be awarded to the Company or, if any such patents are granted, that the laws of foreign countries where the Company receives patents will protect the Company's proprietary rights to its technology to the same extent as the laws of the United States. Although the Company believes that obtaining patent protection may provide benefits to the Company, the Company does not believe that its business is dependent on obtaining patent protection or successfully defending any such patents that may be obtained against infringement by others.

         Certain of the Company's know-how and technology are not the subject of U.S. patents. To protect its rights, the Company requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.

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

         The Company's proprietary technology was developed by Robert D. Briskman, the Company's co-founder, and was assigned and belongs to the Company. The Company believes that it is the sole owner of the technology covered by the Company's issued patents. There can be no assurance, however, that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have any patents which may be issued to the Company declared invalid.

         If a dispute arises concerning the Company's patents, trade secrets or know-how, litigation might be necessary to enforce the Company's patents, to protect the Company's trade secrets or know-how or litigation may occur to determine the scope of the proprietary rights of others. Any such litigation could result in substantial cost to, and diversion of effort by, the Company, and adverse findings in any proceeding could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or otherwise adversely affect the Company's ability to successfully develop and market CD Radio.

GOVERNMENT REGULATION

         As an operator of a privately owned satellite system, the Company is subject to the regulatory authority of the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. The Company is currently subject to regulation by the FCC principally with respect to (i) the licensing of its satellite system; (ii) preventing interference with or to other users of radio frequencies; and (iii) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing satellite radio service.

         On May 18, 1990, the Company proposed that the FCC establish a satellite radio service and applied for an FCC license. On March 3, 1997, the FCC adopted rules for the national satellite radio broadcast service (the "FCC Licensing Rules"). Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. The Company was a winning bidder for one of the two FCC licenses with a bid of $83 million. XM was the other winning bidder for an FCC license with a bid of $89 million. After payment of the full amount by the Company, the FCC's International Bureau issued the FCC license to the Company on October 10, 1997. The FCC license was effective immediately; however, for a period of 30 days following the grant of the FCC license, those parties that had filed comments or petitions to deny in connection with the Company's application for an FCC license were entitled to petition the International Bureau to reconsider its decision to grant the FCC license to the Company or request review of the decision by the full FCC. An application for review by the FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the license issued to the Company by the FCC's International Bureau on October 10, 1997 (the "IB Order"), and, on the basis of the Company's ownership, overrule the IB Order. Although the Company believes the FCC will uphold the IB Order, the Company cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceeding that may be filed. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC license.

         Pursuant to the FCC Licensing Rules, the Company is required to meet certain progress milestones. Licensees are required to begin satellite construction within one year of the grant of its FCC license; to launch and begin operating their first satellites within four years; and to begin operating their entire system within six years. The IB Order states that failure to meet those

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

milestones will render the FCC license null and void. On May 6, 1997, the Company notified the FCC that it had begun construction on the first of its satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. To date the FCC has not responded to the petition for reconsideration. The Company cannot predict the outcome of this petition.

         In May 1998, the Company decided to increase the number of satellites in its system from two to three and modify its orbits from geostationary to inclined, elliptical geosynchronous, requiring modification of its FCC license. On December 11, 1998, the Company filed an application with the FCC for this modification. Although the Company believes that the FCC will approve the Company's application for this change, there can be no assurance that this will occur. Interested parties will have an opportunity to object to the license modification. The Company cannot predict the nature or extent of any such objections or the time it will take the FCC to act on its application or any such objections.

         The term of the FCC license for each satellite is eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant FCC license. Although the Company anticipates that, absent significant misconduct on the part of the Company, the FCC licenses will be renewed in due course to permit operation of the satellites for their useful lives, and that a license would be granted for any replacement satellites, there can be no assurance of such renewal or grant.

         The spectrum allocated for satellite radio is used in Canada and Mexico for terrestrial microwave links, mobile telemetry and other purposes. In September 1998, the United States Government and Canada reached an agreement to coordinate the use of this spectrum. The United States government must coordinate the United States' use of this spectrum with the Mexican government before any United States satellite may become operational. The FCC Licensing Rules require that the licensees successfully complete detailed frequency coordination with existing operations in Mexico, and the IB Order conditions the FCC license on such coordination. There can be no assurance that the licensees will be able to coordinate the use of this spectrum with Mexican operators or will be able to do so in a timely manner.

         In order to operate its satellites, the Company also will have to obtain a license from the FCC to operate its uplink facility. Normally, such approval is sought after issuance of the FCC license. Although there can be no assurances that such licenses will be granted, the Company does not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.

         In the future any assignments or transfers of control of the FCC license must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

         The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rulemaking on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC

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

that sought to cause the FCC to consider placing restrictions on the Company's ability to deploy its terrestrial repeating transmitters. The Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use towers or the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

         XM has proposed to use a different transmission technology from that of the Company. The IB Order conditions the Company's license on certification by the Company that its system include a receiver that will permit end users to access the other licensee's system. In November 1998, WCS submitted an application to the FCC to provide a satellite-based digital audio radio service. The Company may also have to comply with the interoperability requirement for any system launched by WCS. We have made progress towards developing a receiver which is interoperable with the satellite digital audio radio system XM is constructing. However, because of the various technological challenges involved in developing an interoperable receiver, we cannot predict whether we will be able to satisfy this interoperability requirement.

         The FCC has proposed to update regulations for a new type of lighting device that may generate radio energy in the part of the spectrum to be used by the Company. The devices would be subject to FCC rules that prohibit such devices from causing harmful interference to an authorized radio service such as CD Radio. However, unless the FCC adopts adequate technical standards specifically applicable to such devices, it may be difficult for the Company to enforce its rights if the use of such devices were to become commonplace. The Company believes that the currently proposed FCC rules must be strengthened to assure protection of the Company's spectrum. The FCC's failure to adopt adequate standards could have a material adverse effect on reception of the Company's broadcasts. The Company believes that the FCC will set adequate standards to prevent harmful interference, although there can be no assurance that it will do so.

         The Company's business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but the Company has not identified any such permit, license or authorization that it believes could not be obtained in the ordinary course of business.

         The Communication Act prohibits the issuance of a license to a foreign government or a representative thereof, and contains limitations on the ownership of common carrier, broadcast and certain other radio licenses by non-U.S. citizens. Pursuant to the FCC Licensing Rules, the Company is regulated as a private carrier. The IB Order determined that, as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions of foreign ownership of the Company's shares in the future. The IB Order stated that its finding that the Company is not subject to the foreign ownership restrictions of the Communications Act is subject to being revisited in a future proceeding. The pending application for review of the IB Order brings the question of foreign ownership restrictions before the full FCC. As a private carrier, the Company is free to set its own prices and serve customers according to its own business judgment, without economic regulation.

         The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to the Company's proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy generally or to matters affecting specifically the services proposed by the Company could adversely affect the

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

Company's ability to retain the FCC license and obtain or retain other approvals required to provide CD Radio or the manner in which the Company's proposed service would be regulated. Further, actions of the FCC are subject to judicial review and there can be no assurance that if challenged, such actions would be upheld.

PERSONNEL

         As of December 17, 1998, the Company had 40 employees, of whom 15 were involved in business development, 17 in technology development and 8 in administration. In addition, the Company relies upon a number of consultants and other advisors. By commencement of operations, the Company expects to have approximately 150 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in the Company's business. None of the Company's employees is represented by a labor union, and the Company believes that its relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

         The Company is not a party to any litigation.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED DISCOUNT NOTES DUE 2007

         The Senior Secured Notes were originally issued on November 27, 1997, will mature on December 1, 2007 and are secured by a pledge of the stock of Satellite CD Radio, Inc. The Senior Secured Notes accrue the original issue discount at a rate of 15% per annum until December 1, 2002, and thereafter will bear interest at the same rate, payable in cash semiannually in arrears. The Senior Notes Indenture does not provide for a sinking fund.

         The Senior Secured Notes are not redeemable prior to December 1, 2002. Thereafter, the Senior Secured Notes are redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth in the Senior Notes Indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on December 1 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the Senior Secured Notes, set forth below:

Year                                                   Redemption Price
----                                                   ----------------
2002..............................................          112.5%
2003..............................................          110.0%
2004..............................................          107.5%
2005..............................................          105.0%
2006..............................................          102.5%


         Upon a Change of Control of the Company (as defined in the Senior Notes Indenture), or in the event of asset sales in certain circumstances, the Company will be required by the terms of the Senior Notes Indenture to make an offer to purchase the outstanding Senior Secured Notes at a

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purchase price equal to 101% of the accrued value thereof, plus accrued interest to the date of purchase.

         The indebtedness of the Company evidenced by the Senior Secured Notes ranks PARI PASSU in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Senior Secured Notes.

         The Senior Notes Indenture contains a number of covenants restricting the operations of the Company and its subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any capital stock of the Company, the voluntary prepayment of PARI PASSU or subordinated indebtedness and the making of certain investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of the Company's assets.

         The events of default under the Senior Notes Indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by the Company or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $5 million. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding Senior Secured Notes may immediately accelerate the maturity of all the Senior Secured Notes as provided in the Senior Notes Indenture.

VENDOR FINANCING

         The Company entered into the Tranche A Facility with Bank of America and other financial institutions pursuant to which the Lenders have committed to provide the Company a term loan facility in the aggregate principal amount of up to $115 million. The proceeds of the loans will be used by the Company to fund a portion of the progress payments required to be made by the Company under the Loral Satellite Contract for the purchase of launch services and to pay interest, fees and other expenses related to the Tranche A Facility. The loans are due on September 30, 1999 and bear interest, at the option of the Company, at either (i) the London Interbank Offered Rate plus 1.75% or (ii) the higher of
(a) the rate publicly announced by Bank of America as its reference rate and (b) 0.50% per annum above the Federal Funds Rate then in effect. The loans are secured by the grant of a security interest by the Company in the portion of the Loral Satellite Contract relating to launch services. The Tranche A Facility also contains covenants relating to financial information, the conduct of business of the Company, payments under the Loral Satellite Contract, maintenance of governmental and other approvals, maintenance of existence and qualifications, maintenance of books and records, maintenance of property and insurance, compliance with laws and notice of defaults. In addition, the terms of the Tranche A Facility require the Company to maintain a minimum net worth and sufficient cash. As of September 30, 1998, the Company had borrowed $60 million under the Tranche A Facility, substantially all of which was used to make progress payments under the Loral Satellite Contract.

         Loral assisted the Company in arranging the Tranche A Facility. Specifically, Loral has agreed that at maturity of the loans (including maturity as a result of an acceleration), upon the occurrence of a bankruptcy of the Company or upon the occurrence of an event of default by Loral Space under its agreement with Bank of America, Loral Space will repurchase from Bank of America

                                       71
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and the other Lenders the loans at a price equal the principal amount of the loans plus accrued and unpaid interest. In exchange for providing such credit support, the Company pays Loral Space a fee equal to 1.25% per annum of the outstanding amount of the loans from time to time.

         The Company has also entered into an agreement with Bank of America pursuant to which Bank of America has agreed to attempt to arrange a syndicate of lenders to provide a term loan facility in the aggregate principal amount of $225 million. It is anticipated that a portion of the proceeds of these loans would be used on or prior to September 30, 1999 to repay amounts outstanding under the Tranche A Facility and for other general corporate purposes. Bank of America has not committed to provide these loans and there can be no assurances that such loans will be arranged or the terms of any such loans.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's Amended and Restated Certificate of Incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

         As of November 17, 1998, the Company had 23,178,464 shares of Common Stock outstanding held of record by 215 persons, and had reserved for issuance 13,252,221 shares of Common Stock with respect to outstanding options, warrants and conversion of the Series C Preferred Stock.

         Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. In the event of any liquidation, dissolution or winding up of the Company, each holder of the Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of the Company remaining after payment of liabilities. Holders of the Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and non-assessable.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CDRD."

PREFERRED STOCK PURCHASE RIGHTS

         On October 22, 1997, the Board of Directors adopted a stockholders rights plan and, in connection with the adoption of such plan, declared a dividend distribution of one "Right" for each outstanding share of Common Stock to stockholders of record at the close of business on November 3, 1997 (the "Rights Record Date"). Except as set forth below, each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the "Series B Shares"), at a purchase price of $115.00 (the "Purchase Price"), subject to adjustment. The Purchase Price shall be paid in cash. The description and terms of the Rights is set forth in a Rights Agreement, dated October 22, 1997 (the "Rights Agreement"), by and among the Company and Continental Stock Transfer & Trust Company, as

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

Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998 and November 13, 1998.

         On October 13, 1998, the Company amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of Common Stock by Prime 66 and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of Common Stock without Prime 66 becoming an "Acquiring Person" within the meaning of the Rights Agreement. On November 13, 1998, the Company amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investors and to permit the Apollo Investors to (i) acquire additional shares of Junior Preferred Stock pursuant to dividends declared on the Junior Preferred Stock, (ii) acquire additional shares of Common Stock upon the conversion of shares of Junior Preferred Stock into shares of Common Stock, or (iii) acquire up to an additional 1% of the outstanding shares of Common Stock, without the Apollo Investors becoming "Acquiring Persons" within the meaning of the Rights Agreement.

         Initially, no separate Right Certificates (defined below) will be distributed and the Rights will be evidenced, with respect to any shares of Common Stock outstanding on the Rights Record Date, by the certificates representing such shares of Common Stock. Until the Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for share of Common Stock. Until the earlier of the Separation Date (defined below) and the redemption or expiration of the Rights, new certificates for shares of Common Stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (except by reason of (i) exercise by such person of stock options granted to such person by the Company pursuant to any stock option or similar plan of the Company (ii) the exercise of conversion rights contained in specified classes of Preferred Stock, or (iii) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of Common Stock issued to an affiliate of Everest Capital Fund, Ltd.) or (b) 15 business days following the commencement of a tender offer or exchange offer by any person (other than the Company, any subsidiary of the Company or any employee benefit plan thereof) if, upon consummation hereof, such person or group would be the beneficial owner of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Separation Date"), and will expire on October 22, 2002, unless earlier redeemed by the Company as described below. As soon as practicable following the Separation Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Separation Date and, thereafter, such separate Right Certificates alone will evidence the Rights. A holder of 15% or more of the Common Stock as of the date of the Rights Agreement will be excluded from the definition of "Acquiring Person" unless such holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in the Company by an additional 1%.

         In the event that, at any time following the Separation Date, (a) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's shares of Common Stock are not changed or exchanged, (b) a person (other than the Company, any subsidiary of the Company or any employee benefit plan thereof), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except pursuant to (i) the exercise of stock options granted pursuant to the Company's existing and future stock option plans, (ii) the exercise of conversion rights contained in specified Preferred Stock issues of the Company, (iii) the exercise of certain warrants specified in the Rights Agreement and (iv) a tender offer for any and all

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

outstanding shares of Common Stock made in accordance with applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of the Company's outstanding shares of Common Stock tender their shares), (c) an Acquiring Person engages in one or more 'self-dealing' transactions as set forth in the Rights Agreement or
(d) during such time as there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in such Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise thereof at the then current exercise price of the Right, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.

         In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the "Shares Acquisition Date"), (a) the Company consolidates or merges with another person and the Company is not the surviving corporation, (b) the Company consolidates or merges with another person and is the surviving corporation, but in such transaction its shares of Common Stock are changed or exchanged or (c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, shares of Common Stock of the acquiring company having a value equal to two times the exercise price of the Right.

         The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of Common Stock at a ratio of one share of Common Stock per Right, as adjusted; provided, however, that such Right cannot be exercised once a Person, together with such Person's Affiliates and Associates, becomes the beneficiary owner of 50% or more of the shares of Common Stock then outstanding. If the Board authorizes such an exchange, the Rights will immediately cease to be exercisable.

         Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the fourth and fifth paragraphs of this section, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate thereof shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between two of the Company's principal stockholders and the Company) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.

         The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (b) upon the grant to holders of the Series B Shares of certain rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (c) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

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

         At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the Board of Directors, with the concurrence of a majority of the Independent Directors (those members of the Board who are not officers or employees of the Company or of any Subsidiary of the Company and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (a) were members of the Board prior to the adoption of the Rights Plan or (b) were subsequently elected to the Board and were recommended for election or approved by a majority of the Independent Directors then on the Board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, subject to adjustment. Thereafter, the Board may only redeem the Rights in certain specified circumstances including in connection with certain events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, the Company's right of redemption may be reinstated if (a) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and (b) there is at such time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for shares of Common Stock (or other consideration) of the Company or for shares of Common Stock of the Acquiring Person as set forth above.

         Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Agreement, any of the provisions of the Rights Agreement may be amended by the Board with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company prior to the Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the Board, with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the Independent Directors or by special approval of the stockholders of the Company; provided, however, that (a) such amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at such time as the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

9.2% SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2% SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

         The Board of Directors has authorized the issuance of up to 4,300,000 shares of the Series A Junior Preferred Stock and up to 2,100,000 shares of the Series B Junior Preferred Stock.

         DIVIDENDS. The annual dividend rate per share of the Junior Preferred Stock will be an amount equal to 9.2% of the sum of (x) the Liquidation Preference (as defined below) of the Junior Preferred Stock and (y) all unpaid dividends, if any, whether or not declared, from the date of issuance of such share of Junior Preferred Stock (for shares of Series A Junior Preferred Stock, the "Closing Date" and, for shares of Series B Junior Preferred Stock, the "Option Closing Date") to the applicable dividend payment date. Dividends on the shares of Junior Preferred Stock will be cumulative, accruing annually and, when and as declared by the Board of Directors of the Company, will be payable annually initially on November 15, 1999 and on each November 15 thereafter (each, a

"Junior Preferred Dividend Payment Date"). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on such Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of such unpaid dividend ("Default Dividends") will be accumulated and will accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination thereof, at the option of the Company. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

         With respect to the payment of dividends, the Series A Junior Preferred Stock will rank on a parity with the Series B Junior Preferred Stock. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made such that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election (as defined below) in lieu of a Conversion Price adjustment (as described below), the Company will not pay any dividends, except for dividends payable in Common Stock or capital stock of the Company ranking junior to the Junior Preferred Stock in payment of dividends ("Junior Dividend Stock") or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of Common Stock or Junior Dividend Stock.

         If and so long as any accrued and unpaid dividends payable on any shares of capital stock of the Company ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, the Company will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of capital stock of the Company ranking on a parity with the Junior Preferred Stock in the payment of dividends ("Parity Dividend Stock") for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for payment, on the Junior Preferred Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends; provided, however, that all dividends accrued by the Company on shares of Junior Preferred Stock or Parity Dividend Stock will be declared pro rata with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless the Company has paid or declared and set apart for payment, or contemporaneously pays or declares and sets apart for such payment, on any shares of Parity Dividend Stock all accrued and unpaid dividends for all dividend payment periods terminating on or prior to the date of payment of such dividends.

         REDEMPTION. Except as described below, shares of Junior Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2003. From and after November 15, 2001 and prior to November 15, 2003, the Company may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference (as defined below) of the shares of Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in THE WALL STREET JOURNAL or, at the election of the Company, other reputable financial news source, for the 20 consecutive trading days prior to the notice of redemption thereof (the "Current Market Price") equals or exceeds $60 per share (subject to adjustments).

         From and after November 15, 2003, the Company may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference

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

of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

         On November 15, 2011, the Company will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the Liquidation Preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

         The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the Liquidation Preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination thereof at the option of the Company.

         CHANGE OF CONTROL. Upon the occurrence of a Change of Control (as defined below), the Company must make an offer (a "Change of Control Offer") to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their Liquidation Preference, plus any unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (i) the Senior Secured Notes or the Senior Notes Indenture or (ii) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of the Company ("Other Agreements") in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund the Senior Secured Notes) because the Company has not satisfied all of its obligations under the Senior Notes Indenture and such Other Agreements arising from the Change of Control (collectively, the "Senior Obligations"), then the Company will be required to use its best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until such Senior Obligations are satisfied or such consents are obtained, the Company will not be obligated to make a Change of Control Offer.

         With respect to the Junior Preferred Stock, a "Change of Control" is defined as the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (ii) the Company consolidates with or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Senior Secured Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Senior Notes Indenture; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved

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

or a special resolution is passed by the stockholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Senior Secured Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Senior Notes Indenture.

         Notwithstanding the foregoing, no transaction or event will be deemed a "Change of Control" if (i) all of the outstanding shares of Common Stock are to be converted pursuant thereto solely into the right to receive, for each share of Common Stock so converted, cash and/or shares of Qualifying Acquiror Common Stock (as defined below) (valued at its Current Market Price) together having a value in excess of $30.30, (ii) the Company has declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders thereof have been given reasonable opportunity to convert, prior to such Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (iii) immediately following such event the number of shares of Qualifying Acquiror Common Stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror Common Stock into which all outstanding shares of Junior Preferred Stock would be convertible) represent both (A) less than 5% of the total number of shares of Qualifying Acquiror Common Stock outstanding immediately after such event and (B) less than one third of the number of shares of Qualifying Acquiror Common Stock that would be Publicly Traded immediately after such event. The term "Qualifying Acquiror Common Stock" means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term "Publicly Traded" means shares of such Qualifying Acquiror Common Stock that are both (a) held by persons who are neither officers, directors or Affiliates of such corporation nor the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not "restricted securities" (as such term is defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act")).

         CONVERSION. Each share of Junior Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the Junior Preferred Stock (without unpaid dividends) by $30 (as adjusted from time to time, the "Conversion Price"). The Conversion Price will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of Junior Preferred Stock converted payable in cash, shares of Common Stock or a combination thereof, at the option of the Company.

         The Conversion Price for shares of Junior Preferred Stock will be subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) subdivisions, combinations and reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iv) distributions to all holders of Common Stock of evidence of indebtedness of the Company or assets, (v) repurchases, redemptions or other acquisitions of the Common Stock by the Company at a price per share greater than the Current Market Price per share of Common Stock on the date of such event, (vi) issuance or sale of Common Stock by the Company at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of the Company, any amount below) the Current Market Price per share of Common Stock on the date of such event (except for issuances to or through a nationally recognized investment banking firm in which affiliates of the Company purchase less than 25% of the

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

shares in such offering) and (vii) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.

         The Conversion Price for shares of Junior Preferred Stock will not be adjusted in the event that (i) such adjustment would not require an increase or decrease of at least 1% in the Conversion Price then in effect or (ii) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of such series of Junior Preferred Stock elect to participate in such dividend, purchase, redemption or other acquisition (a "Payout Election") pro rata with the holders of Common Stock or capital stock ranking junior to the Junior Preferred Stock ("Junior Stock").

         VOTING RIGHTS. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock will entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with all other shares entitled to vote thereon. With respect to any such vote, each share of Junior Preferred Stock will entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Junior Preferred Stock into shares of Common Stock on the record date for determining the stockholders of the Company eligible to vote on any such matters.

         In addition to any vote or consent of stockholders required by law or by the Company's Amended and Restated Certificate of Incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding will be necessary for effecting or validating any reclassification of such series of Junior Preferred Stock or amendment, alteration or repeal of any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company which adversely affects the voting powers, rights or preferences of the holders of the shares of such series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company which affects adversely the voting powers, rights or preferences of the holders of the shares of both series of Junior Preferred Stock. Any amendment of the provisions of the Company's Amended and Restated Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for effecting or validating:

                  (i) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking senior to the Junior Preferred Stock ("Senior Stock") or any security convertible into shares of any class or series of Senior Stock;

                  (ii) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking on a parity with the Junior Preferred Stock ("Parity Stock") or any security convertible into shares of any class or series of Parity Stock such that the aggregate liquidation preference of all outstanding shares of Parity Stock (other than (x) shares of Junior Preferred Stock issued pursuant to the Stock Purchase Agreement and (y) shares of Junior Preferred Stock issued as a dividend in respect of shares issued in respect of (x) or (y)) would exceed the sum of (A) $135,000,000

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

         and (B) the aggregate liquidation preference of the shares of Series B Junior Preferred Stock issued at the Option Closing, if any;

                  (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, shares of Junior Preferred Stock; provided, however, that no such vote or consent of the holders of Junior Preferred Stock will be required if prior to the time when such merger or consolidation is to take effect, and regardless of whether such merger or consolidation would constitute a Change of Control, a Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

                  (iv) the application of any funds, property or assets of the Company to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of Common Stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to such event.

         In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. The above notwithstanding, and subject to their right to vote on an as-converted-basis on matters on which holders of Common Stock are entitled to vote, no consent of holders of Junior Preferred Stock will be required for the creation of any indebtedness of any kind of the Company.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Junior Preferred Stock will rank on a parity with the Series B Junior Preferred Stock and, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on the Series C Preferred Stock, par value $.001 per share, or any other class or series of Senior Stock, the holders of shares of Junior Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100 (the "Liquidation Preference"), plus accrued and unpaid dividends on such share of Junior Preferred Stock, if any, to the date of final distribution.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such Senior Stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

         If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

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

         EXCHANGE. Shares of Junior Preferred Stock may be exchanged at any time and from time to time, at the Company's option, for the Company's 9.2% Convertible Debentures (the "Convertible Debt"). The Convertible Debt will be issued pursuant to an indenture to be agreed upon by the Company and the Apollo Investors or, if no such indenture has been agreed upon as of the Closing Date, an indenture acceptable, in form and substance, to a majority of the holders of the Junior Preferred Stock immediately prior to the effectiveness of such indenture.

         The Convertible Debt will have a maturity date 13 years following the Closing Date, a principal amount equal to the aggregate Liquidation Preference of the shares of Junior Preferred Stock exchanged and will provide for the payment of interest at a rate of 9.2% per annum, payable annually in cash or additional Convertible Debt, at the option of the Company. The Convertible Debt will be convertible and redeemable on terms substantially similar to those of the Junior Preferred Stock.

         REGISTRATION RIGHTS. Under the Stock Purchase Agreement, at any time after the date which is the second anniversary of the Closing Date, holders of shares of Series A Junior Preferred Stock, or shares of Common Stock into which shares of Series A Junior Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of Common Stock into which shares of Series A Junior Preferred Stock have been or may be converted (assuming conversion of the Series A Junior Preferred Stock) ("Series A Registrable Securities") will be entitled, on two occasions, to require the Company to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to the Company. At any time after the date which is the second anniversary of the Closing Date, holders of shares of Series B Junior Preferred Stock or shares of Common Stock into which shares of Series B Junior Preferred Stock have been converted representing, in the aggregate, at least 50% of the shares of Common Stock into which shares of Series B Junior Preferred Stock have been or may be converted (assuming conversion of the Series B Junior Preferred Stock) ("Series B Registrable Securities") will be entitled, on one occasion, to require the Company to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to the Company.

         In the event that a demand registration would be seriously detrimental to the Company and its stockholders, such demand registration may be deferred, at the request of the Company, twice in any 12-month period for an aggregate period of time of up to 90 days. In addition, holders of Junior Preferred Stock will be subject to customary "lockup" agreements at the request of the managing underwriter of any public offering on behalf of the Company. In the event the Company plans to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, subject to customary limitations and the rights of such other security holders, to request that such registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of such "piggyback" registrations.

         VOTING AGREEMENT. In connection with the execution of the Stock Purchase Agreement, David Margolese, Chairman and Chief Executive of the Company, entered into a voting agreement with the Apollo Investors pursuant to which he agreed to, and did, consent to the transactions contemplated by the Stock Purchase Agreement, including the issuance of the Junior Preferred Stock, with respect to 1,600,000 shares of Common Stock of the Company owned by him and an additional 2,834,500 shares of Common Stock which he has the right to vote pursuant to the terms of a voting trust agreement of which he is the voting trustee.

         TAG-ALONG AGREEMENT. In connection with the execution of the Stock Purchase Agreement, David Margolese and the Company also entered into a tag-along agreement with Apollo Investors. Pursuant to such tag-along agreement, in the event that Mr. Margolese sells more than 800,00 shares

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of Common Stock of the Company prior to the earlier of the date that the Apollo
Investor beneficially own less than 2,000,000 shares of the Common Stock or the date that is six months after the nationwide commercial introduction of the Company's CD Radio service, then the Apollo Investors have certain rights to sell, on a pro rata basis with Mr. Margolese, a portion of the Common Stock owned by the Apollo Investors in any subsequent transaction in which Mr. Margolese disposes of 80,000 or more shares of Common Stock of the Company.

WARRANTS

         In connection with the issuance of a class of preferred stock which is no longer outstanding, the Company issued warrants (the "Warrants") as of April 9, 1997, to Libra Investments, Inc. ("Libra") and certain individuals and entities designated by Libra (the "Warrant Holders"). The Warrants may be exercised for an aggregate of 177,178 shares of Series C Preferred Stock. Warrant Holders may exercise their Warrants until April 9, 2002, at an exercise price which declines every month. During December 1998, the exercise price for each Warrant is $67.03 per share of Series C Preferred Stock. Warrant Holders who exercise their Warrants for shares of Series C Preferred Stock, may tender their shares of Series C Preferred Stock into the Exchange Offer.

REGISTRATION RIGHTS

         In connection with the sale of 5,000,000 shares of Common Stock to Prime 66, the Company granted registration rights to Prime 66. Under these registration rights, Prime 66 has the right to make two demands, at any time after October 1, 2000, which will require the Company to use its best efforts to effect the registration of Prime 66's shares of Common Stock.

         In addition, if the Company determines to register any shares of Common Stock for one or more security holders, Prime 66 has the right, subject to customary limitations and the rights of such other security holders, to request that such registration include Prime 66's Common Stock. Prime 66 is entitled to an unlimited number of such "piggyback" registrations.

10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

         The Board of Directors has authorized the issuance of up to 2,025,000 shares of the Series C Preferred Stock.

         GENERAL. The following description of the Series C Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation incorporated by reference into the Registration Statement, and the Certificate of Designations relating to the Series C Preferred Stock, the form of which is incorporated by reference into the Registration Statement.

         RANK. The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up or dissolution, ranks (i) senior and prior to the Common Stock and to any other stock issued by the Company designated as junior to the Series C Preferred Stock and (ii) on a parity with any class or series of stock of the Company, the terms of which do not designate such class or series as either junior or senior to the Series C Preferred Stock.

         DIVIDENDS. The annual dividend rate per share of the Series C Preferred Stock is an amount equal to 10.5% of the sum of (x) the liquidation preference of the Series C Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on the shares of

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Series C Preferred Stock are cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, are payable quarterly initially on November 15, 2002 (the "First Scheduled Dividend Payment Date") and on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date") in each year thereafter. In addition, accrued dividends on the shares of Series C Preferred Stock will be paid on the redemption date of any share of Series C Preferred Stock redeemed by the Company, on the purchase date of any share of Series C Preferred Stock purchased by the Company pursuant to an Offer to Purchase (as defined herein) or on the conversion date of any share of Series C Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Dividends may be paid in cash, shares of Common Stock or any combination thereof, at the option of the Company. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in THE WALL STREET JOURNAL for the 20 consecutive trading days immediately preceding the date of such payment. Dividends with respect to any share of Series C Preferred Stock will accumulate from November 15, 1997.

         If and so long as any full cumulative dividends payable on the shares of Series C Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the Series C Preferred Stock in payment of dividends.

         Dividends on the shares of Series C Preferred Stock are payable to the holders of record thereof as they appear on the stock register of the Company on such record date, not more than 40 days nor fewer than 10 days preceding the payment date thereof, as will be fixed by the Board of Directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to the holders of record on such date, not exceeding 40 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends paid in cash will be paid to each holder of record in United States dollars by check mailed to such holder at its address appearing on the books of the Company. Any shares of Common Stock issued, at the option of the Company, to pay any dividends on shares of Series C Preferred Stock will thereupon be duly authorized, validly issued, fully paid and non-assessable. No fractional shares of Common Stock will be issued as dividends.

         REDEMPTION. Except as described below, the shares of Series C Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2002. From and after November 15, 1999 and prior to November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in THE WALL STREET JOURNAL for the 20 consecutive trading days prior to the notice of redemption thereof equals or exceeds $31.50 per share (subject to adjustments). From and after November 15, 2002, the

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

Company may redeem shares of Series C Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the Liquidation Preference thereof, if redeemed during the 12-month period beginning November 15 in the year indicated below:

         Year                                             Percentage
         ----                                             ----------
2002.....................................................   105.25%
2003.....................................................   102.63%
2004.....................................................   101.81%
2005 and thereafter......................................   100.00%

plus, in each case, accrued and unpaid dividends, if any, to the redemption date.

         The amount paid to the holders of shares of Series C Preferred Stock upon redemption which is allocable to the Liquidation Preference of the shares of Series C Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed shall be paid in cash, shares of Common Stock or any combination thereof at the option of the Company.

         The Company is required to give notice of any proposed redemption of shares of Series C Preferred Stock upon not less than 15 days nor more than 40 days (such date to be determined by the Company, the "Redemption Record Date") prior to the date of redemption, to the holders of record on the Redemption Record Date of the shares to be redeemed at their addresses appearing on the books of the Company. Each such notice will specify the shares of Series C Preferred Stock called for redemption, the redemption price and the time, place and date of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. On or after the redemption date, each holder of shares of Series C Preferred Stock being redeemed will present and surrender such holder's certificate or certificates evidencing such shares to the Company at the place set forth in the redemption notice, whereupon the Company will cancel such shares and will pay to such holders the redemption price for such surrendered shares, plus accrued and unpaid dividends, if any, to the redemption date. If fewer than all the shares of Series C Preferred Stock represented by any holder's certificate are redeemed, the Company will issue a new certificate representing the unredeemed shares of Series C Preferred Stock.

         In the event fewer than all of the outstanding shares of Series C Preferred Stock are being redeemed, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the Board of Directors of the Company may determine, provided that only whole shares shall be selected for redemption.

         Any shares of Series C Preferred Stock which have been called for redemption may be converted into shares of Common Stock before being redeemed provided that the holder thereof gives written notice to the Company, prior to the close of business on the business day immediately preceding the date of redemption, of such holder's election to convert such shares of Series C Preferred Stock into shares of Common Stock, together with the certificate or certificates evidencing such shares, duly endorsed or assigned to the Company, and any necessary transfer tax payment as described below. See "--Conversion."

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

         CHANGE IN CONTROL. Upon the occurrence of a Change in Control, the Company must make an offer to purchase (an "Offer to Purchase") all then outstanding shares of Series C Preferred Stock at a purchase price (the "Change in Control Purchase Price") in cash equal to 101% of their Liquidation Preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased (the "Change in Control Purchase Date"). A "Change in Control" is defined as the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral, Arianespace or David Margolese is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Senior Secured Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Senior Secured Indenture; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the stockholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Senior Secured Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Senior Notes Indenture.

         Within 30 days following any Change in Control, the Company must give written notice of such Change in Control to each holder of shares of Series C Preferred Stock by first-class mail, postage prepaid, at his address appearing in the stock register of the Company, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any shares of Series C Preferred Stock not tendered will continue to accumulate dividends; that, unless the Company defaults in the payment of the purchase price, any shares of Series C Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accumulate dividends after the Change in Control Purchase Date; and certain other procedures that a holder of shares of Series C Preferred Stock must follow to accept an Offer to Purchase or to withdraw such acceptance.

         If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for any or all of the shares of Series C Preferred Stock that might be delivered by holders thereof seeking to accept the Offer to Purchase and, accordingly, none of the holders of the shares of Series C Preferred Stock may receive the Change in Control Purchase Price for their Series C Preferred Stock in the event of a Change in Control.

         The existence of a holder's right to require the Company to repurchase such holder's Series C Preferred Stock upon a Change in Control may deter a third party from acquiring the Company in a transaction which constitutes a Change in Control. Furthermore, the possibility that a third party

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

would be deterred from acquiring the Company may have an adverse effect on the market price of the Company's Series C Preferred Stock.

         The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer to Purchase.

         CONVERSION. Each share of Series C Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the Series C Preferred Stock (without accrued and unpaid dividends) by a conversion price (the "Conversion Price") equal to $18. The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of Series C Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the Series C Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of Series C Preferred Stock converted payable in cash or shares of Common Stock, or a combination thereof, at the option of the Company. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in THE WALL STREET JOURNAL for the 20 consecutive trading days immediately preceding the date of such payment.

         To convert shares of Series C Preferred Stock into Common Stock, the registered holder of such shares of Series C Preferred Stock must give written notice to the Company that it elects to convert such shares and surrender at the office of the Transfer Agent, or at such other office or offices, if any, as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, together with any payment for stamp or similar taxes that may be required to be paid by the holder, as described below.

         Shares of Series C Preferred Stock will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company will issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with any payment in lieu of issuing any fractional shares of Common Stock, to the person or persons entitled to receive the same. In case shares of Series C Preferred Stock are called for redemption, the right to convert such shares will terminate at the close of business on the business day immediately preceding the redemption date, unless default shall be made in payment of the redemption price.

         The Conversion Price for shares of Series C Preferred Stock is subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.

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

         The Company will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock. The Company will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted or exchanged were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid. All shares of Series C Preferred Stock issued upon conversion of shares of Common Stock shall be validly issued, fully paid and nonassessable.

         VOTING RIGHTS. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of shares of Series C Preferred Stock have no voting rights. Consent of the holders of a majority of the outstanding shares of Series C Preferred Stock will be required before the Company may take certain corporate actions, including (i) any amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation or Bylaws which affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock, (ii) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of equity securities that ranks senior to or on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution and (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, the Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up. In addition, in the event that (i) after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, (ii) the Company fails to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date, or (iii) the Company fails to make an Offer to Purchase upon a Change in Control, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, will be entitled to elect (i) one director in the event that there are seven or less directors on the Board of Directors at such time or (ii) two directors in the event that there are eight or more directors on the Board of Directors at such time.

         In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of Series C Preferred Stock will be entitled to one vote per share.

         No consent of the holders of the Series C Preferred Stock is required for (i) the creation of any indebtedness of any kind of the Company or (ii) the authorization or issuance of any class of capital stock of the Company ranking junior to the Series C Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of shares of Series C Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $100, plus accrued and unpaid dividends on such share of Series C Preferred Stock, if any, to the date of final distribution.

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

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of Series C Preferred Stock or any capital stock of the Company ranking on a par with the shares of Series C Preferred Stock, the holders of any shares of capital stock of the Company ranking senior to the Series C Preferred Stock and such parity stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such senior stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

         If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of Series C Preferred Stock or any capital stock ranking on a par with the shares of Series C Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

         SINKING FUND; OTHER MATTERS. The Series C Preferred Stock is not subject to any mandatory sinking fund redemption. Holders of shares of Series C Preferred Stock have no pre-emptive rights.

         TRANSFER AGENT. The transfer agent for the Series C Preferred Stock is Continental Stock Transfer & Trust Company, New York, New York.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth the opinion of Paul, Weiss, Rifkind, Wharton & Garrison with respect to certain material expected United States federal income tax consequences applicable under current law to holders of Series C Preferred Stock who exchange such stock for Common Stock pursuant to the Exchange Offer who hold Series C Preferred Stock and will hold Common Stock received in exchange therefor as capital assets within the meaning of Section 1221 of the Code. This discussion is for general information only and is not intended as a substitute for careful tax planning. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated by the U.S. Department of the Treasury (the "Treasury Regulations"), and Internal Revenue Service (the "IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that could adversely affect a holder of the Common Stock received pursuant to the Exchange Offer. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular persons, and it does not deal with state, local or foreign income or other tax laws. In addition, holders (including financial institutions, tax-exempt organizations, broker-dealers, insurance companies, stockholders who hold their stock as part of a hedge, straddle or conversion transaction, and foreign individuals and entities) may be subject to special rules not discussed below. The discussion assumes that recipients of Common Stock will hold the Common Stock as a capital asset within the meaning of Section 1221 of the Code. Persons considering exchanging Series C Preferred Stock for Common Stock should consult their own tax advisors with respect to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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

EXCHANGE OF SERIES C PREFERRED STOCK FOR COMMON STOCK

         An exchange of Series C Preferred Stock for Common Stock pursuant to the Exchange Offer will not be taxable, except as described below under "Constructive Section 305 Distribution" and "Treatment of Cash Received in Lieu of Fractional Share Interests." The tax basis of the Common Stock (excluding any Common Stock treated as received in a Section 305 stock distribution as a result of the Exchange Offer) will be equal to the tax basis of the Series C Preferred Stock for which it is exchanged (though calculated by treating those receiving Common Stock as also receiving fractional share interests of Common Stock rather than cash, as described in "Treatment of Cash Received in Lieu of Fractional Share Interests" below). The tax basis of any Common Stock treated as received in a Section 305 stock distribution as a result of the Exchange Offer will be the fair market value of such stock on the day it is received and the holding period of such stock will begin on such date.

         CONSTRUCTIVE SECTION 305 STOCK DISTRIBUTION. Under Section 305 of the Code and Treasury Regulations thereunder, holders of Series C Preferred Stock accruing dividends that have not yet become payable may have been treated as receiving constructive distributions of additional stock that would have been taxable to such holders in the manner described below ("Constructive Distributions"). Alternatively, if Constructive Distributions are not deemed to have occurred, holders of Series C Preferred Stock with dividends in arrears will be treated as receiving a constructive Section 305 stock distribution with respect to an exchange of such stock for Common Stock, in the amount of the lesser of (i) the amount by which the fair market value of the stock received in the exchange (determined immediately following the exchange) exceeds the issue price of the Series C Preferred Stock surrendered, or (ii) the amount of the dividends in arrears. In either case, the deemed distribution will be treated as a dividend and taxable as ordinary income to the extent that the distributions are made out of either the Company's current or accumulated earnings and profits. To the extent that such a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of Series C Preferred Stock held, and then, to the extent the distribution exceeds such tax basis, will result in a gain from the sale or exchange of such stock. Any amount treated as a dividend under the rules described above will be eligible for the dividends-received deduction available to domestic corporate holders, subject to the complex limitations imposed thereon under the Code (see "-Dividends-Received Deduction" below). The amount of a deemed distribution treated as a dividend may also be treated as an "extraordinary dividend" if the Company has a sufficient amount of current or accumulated earnings and profits at the time of the exchange. (The Company does not believe that it currently has any current or accumulated earnings and profits, and does not expect to have any until after it commences commercial operations.) In such case, a corporate holder of Series C Preferred Stock would be required to reduce its tax basis of such stock by the non-taxed portion of such dividend and, to the extent the non-taxed portion exceeds the corporate holder's stock basis, recognize such excess as capital gain for the taxable year in which the holder received the extraordinary dividend.

         TREATMENT OF CASH RECEIVED IN LIEU OF FRACTIONAL SHARE INTERESTS. The receipt of cash in lieu of fractional share interests of Common Stock should generally be treated as a separate event for federal income tax purposes, in which the holder making the exchange is treated as first receiving in the exchange the fractional share interest of Common Stock to which the holder is entitled and then redeeming the fractional shares of Common Stock for cash. While the matter is not free from doubt, counsel to the Company believes that under principles of Section 302 of the Code such a redemption should be treated as a distribution in payment in exchange for the Common Stock. See "-Sale or Exchange of Common Stock," below, for the tax consequences of an exchange of Common Stock.

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

DIVIDENDS ON COMMON STOCK

         Distributions with respect to the Common Stock will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of either the Company's current or accumulated earnings and profits. To the extent that such a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of Common Stock held, and then, to the extent the distribution exceeds such tax basis, will result in a gain from the sale or exchange of such stock. Any amount treated as a dividend under the rules described above will be eligible for the dividends-received deduction available to domestic corporate holders, subject to the complex limitations imposed thereon under the Code (see "-Dividends-Received Deduction" below). Such dividends may also be treated as extraordinary dividends under certain circumstances.

         DIVIDENDS-RECEIVED DEDUCTION. In calculating their taxable income, corporate stockholders will generally be eligible to claim a dividends-received deduction (currently 70% of the amount of the dividend for most corporate stockholders) with respect to distributions that are treated as dividends on the Common Stock (i.e., distributions out of current or accumulated earnings and profits, which the Company does not believe that it currently has and does not expect to have until after it commences commercial operations). However, complex rules apply which may cause disallowance or limitation of the dividends-received deduction under circumstances described in the Code. Corporate stockholders should consult their own tax advisors as to the possible application of these provisions.

SALE OR EXCHANGE OF COMMON STOCK

         Upon the sale or exchange of Common Stock, the holder will recognize gain or loss equal to the difference between the amount realized and his or her tax basis in the Common Stock. The resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Common Stock was held for more than one year. The holding period of the Common Stock (other than Common Stock treated as received in a constructive stock distribution under
Section 305 (see "-Constructive Section 305 Stock Distribution" above)) will also include the time during which the Series C Preferred Stock was held.

BACK-UP WITHHOLDING

         Under Section 3406 of the Code and applicable Treasury Regulations, a holder of Common Stock may be subject to back-up withholding tax at the rate of 31% with respect to dividends paid or on the proceeds of a sale or exchange of the Common Stock. The Company will be required to deduct and withhold the tax if
(i) the holder fails to furnish a taxpayer identification number ("TIN") to the Company, (ii) the IRS notifies the Company that the TIN furnished by the holder is incorrect, (iii) there has been a notified holder under-reporting with respect to dividends described in Section 3406(c) of the Code, or (iv) there has been a failure of the holder to certify under the penalty of perjury that the holder is not subject to withholding under Section 3406(a)(1)(C) of the Code. The Company will be required to withhold a tax equal to 31% from any dividend payment made with respect to the Common Stock if any one of the events discussed above occurs. Holders should consult their tax advisors regarding their qualification for exemption from back-up withholding and the procedure for obtaining any applicable exemption.

         The foregoing summary is included herein for general information only. Accordingly, prospective participants in the Exchange Offer should consult with their own tax advisors as to the specific tax consequences to them, including the application and effect of state, local and foreign income and other tax laws.

                                 LEGAL OPINIONS

         The validity of the shares of Common Stock to be issued in the Exchange Offer will be passed upon for, and an opinion with respect to certain material tax consequences of the Exchange Offer will be rendered to, the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. The Dealer Manager has been represented by Cravath, Swaine & Moore, New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and for the period from May 17, 1990 (date of inception) to December 31, 1997, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information..........................................................2
Incorporation by Reference.....................................................2
Special Note Regarding Forward-looking Statements..............................3
Prospectus Summary.............................................................4
Risk Factors..................................................................13
Use of Proceeds...............................................................29
Price Range of Common Stock...................................................29
Dividend Policy...............................................................30
Capitalization................................................................31
Selected Historical Financial Information.....................................32
Management's Discussion and Analysis Of Financial Condition and Results of
Operations....................................................................33
The Exchange Offer............................................................41
The Company...................................................................50
Description of Certain Indebtedness...........................................70
Description of Capital Stock..................................................72
Certain United States Federal Income Tax Consequences.........................88
Legal Opinions................................................................91
Experts  .....................................................................91

         Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of Series C Preferred Stock and any other required documents should be sent by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             THE EXCHANGE AGENT IS:

                        IBJ SCHRODER BANK & TRUST COMPANY
                                 1 State Street
                            New York, New York 10004


          BY MAIL:                              BY HAND OR OVERNIGHT COURIER:
         P.O. Box 84                                   1 State Street
    Bowling Green Station                         New York, New York 10004
New York, New York 10274-0084                    Attn.: Reorganization Dept.
 Attn.: Reorganization Dept.                  Securities Processing Window SC-1

                            BY FACSIMILE TRANSMISSION
                        (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (212) 858-2611

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (212) 858-2103

                The Information Agent for the Exchange Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                                 (800) 326-3066

         Any questions or requests for assistance or additional copies of this Prospectus or the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth on this page. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                  THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                               MERRILL LYNCH & CO.
                        Merrill Lynch World Headquarters
                                   North Tower
                             World Financial Center
                            New York, New York 10281

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by Delaware law.

         Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains provisions limiting the liability of the directors to the Company and to its stockholders to the full extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability that may be asserted against him or her and the Company currently maintains such insurance. The Company has acquired $10 million of liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 18, 1998.

                                          CD RADIO INC.


                                          By: /s/ David Margolese
                                          -----------------------
                                          David Margolese
                                          Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints David Margolese or Patrick L. Donnelly or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                 Title                                Date
---------                 -----                                ----

/s/ David Margolese       Chairman and Chief Executive Officer December 18, 1998
-------------------       (Principal Executive Officer)
David Margolese

/s/ Andrew J. Greenebaum  Executive Vice President and Chief   December 18, 1998
------------------------  Financial Officer (Principal
Andrew J. Greenebaum      Financial Officer)

/s/ John T. McClain       Vice President and Controller        December 18, 1998
-------------------       (Principal Accounting Officer)
John T. McClain

/s/ Robert D. Briskman    Director                             December 18, 1998
----------------------
Robert D. Briskman

/s/ Lawrence F. Gilberti  Director                             December 18, 1998
------------------------
Lawrence F. Gilberti

/s/ Joseph V. Vittoria    Director                             December 18, 1998
----------------------
Joseph V. Vittoria

/s/ Ralph W. Whitworth    Director                             December 18, 1998
----------------------
Ralph W. Whitworth

                                  EXHIBIT INDEX


 Exhibit       Description                                                  Page
 -------       -----------                                                  ----
   1.1*        Dealer Manager Agreement
   4.1.1       Form of Certificate for Shares of Common Stock
               (incorporated by reference to Exhibit 4.3 to the Company's
               Registration Statement on Form S-1 (File No. 33-74782)).
   4.1.2       Rights Agreement, dated as of October 22, 1997, between
               the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed with the Commission on October 30, 1997 (the "Form 8-A")).
   4.1.3       Form of Certificate of Designations of Series B Preferred
               Stock (incorporated by reference to Exhibit A to Exhibit 1 to the company's Registration Statement on the Form 8-A).
   4.1.4       Form of Right Certificate (incorporated by reference to
               Exhibit B to Exhibit 1 to the Form 8-A).
   4.1.5       Amendment to the Rights Agreement, dated as of October
               22, 1997, between the Company and Continental Stock Transfer
               & Trust Company, as rights agent, dated as of October 13, 1998 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on October 13,
               1998).
   4.1.6       Amendment to the Rights Agreement, dated as of October 22,
               1997, between the Company and Continental Stock Transfer
               & Trust Company, as rights agent, dated as of November 13, 1998 (incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K filed on November 17,
               1998).
   4.1.7       Form of Certificate of Designations, Preferences and
               Relative, Participating, Optional and Other Special Rights of 10 1/2% Series C Convertible Preferred Stock (the "Series
               C Certificate of Designations") (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on
               Form S-4 (File No. 333-34761)).
   4.1.8       Certificate of Correction to Series C Certificate of
               Designations (incorporated by reference to Exhibit 3.5.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)
   4.1.9       Certificate of Increase of 10 1/2% Series C Convertible
               Preferred Stock (incorporated by reference to Exhibit 3.5.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998).
   4.1.10      Exhibit A to the Stock Purchase Agreement (Form of
               Certificate of Designation of the Series A Junior Preferred
               Stock) (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on November 17,
               1998).

   Exhibit     Description                                                  Page
   -------     -----------                                                  ----
   4.1.11      Exhibit B to the Stock Purchase Agreement (Form of
               Certificate of Designation of the Series B Junior Preferred
               Stock) (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed on November 17,
               1998).
   4.2.1       Indenture, dated as of November 26, 1997, between the
               Company and IBJ Schroder Bank & Trust Company, as Trustee
               (incorporated by reference to Exhibit 4.1 to the Company's
               Registration Statement on Form S-3 (File No. 333-34769)
               (the "Notes Registration Statement")).
   4.2.2       Form of Note (incorporated by reference to Exhibit 4.2 to
               the Notes Registration Statement).
   4.2.3       Pledge Agreement, dated as of November 26, 1997, between
               the Company, as Pledgor, and IBJ Schroder Bank & Trust
               Company, as Collateral Agent (incorporated by reference to Exhibit 4.5 to the Notes Registration Statement).
   5.1         Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re
               legality.
   8.1         Opinion of Paul, Weiss, Rifkind, Wharton & Garrison re tax
               matters.
   23.1.1      Consent of PricewaterhouseCoopers LLP
   23.1.2      Consents of Paul, Weiss, Rifkind, Wharton & Garrison
               (included in Exhibit 5.1 and Exhibit 8.1)
   24.1        Power of Attorney (included on signature page).
   99.1        Form of Letter of Transmittal for Exchange Offer.

---------------
*  To be filed by amendment.

                                       E-2